    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001


                                                      REGISTRATION NO. 333-67896

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ---------------------------



                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          ---------------------------



                            XO COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                    54-1983517
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER
                       ORGANIZATION)                            IDENTIFICATION NUMBER)

                            11111 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190
                                 (703) 547-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                          ---------------------------



                             GARY D. BEGEMAN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            XO COMMUNICATIONS, INC.
                            11111 SUNSET HILLS DRIVE
                             RESTON, VIRGINIA 20190
                                 (703) 547-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:

                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                                 787 7TH AVENUE
                               NEW YORK, NY 10019
                                 (212) 728-8000


                          ---------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the Shelf Registration Statement is expected to be made pursuant to Rule 434, please check the following box. [ ]


                          ---------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to completion, dated August 29, 2001


PROSPECTUS
                                  $517,500,000

                            XO COMMUNICATIONS, INC.

             $517,500,000 5.75% Convertible Subordinated Notes Due 2009

      20,259,319 shares of class A common stock issuable upon conversion of the convertible notes
                            ------------------------

    This prospectus covers the sale by selling holders of:
    - our 5.75% Convertible Subordinated Notes Due 2009; and
    - our class A common stock into which the convertible notes are convertible.

    The convertible notes registered by the registration statement of which this prospectus is a part were issued and sold on January 12, 2001, in transactions exempt from the registration requirements of the Securities Act, to Salomon Smith Barney and Goldman, Sachs & Co., as the initial purchasers of the convertible notes, and resold by the initial purchasers to qualified institutional buyers (as defined in Rule 144A) in reliance on Rule 144A and outside the United States in reliance on Regulation S. The convertible notes and the class A common stock into which the convertible notes are convertible may be offered and sold from time to time by the holders named in this prospectus. The registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated January 5, 2001, between us and the initial purchasers.

    Interest on the convertible notes is payable on January 15 and July 15 of each year, commencing on July 15, 2001. The convertible notes will mature on January 15, 2009 unless previously repurchased or converted.

    The convertible notes are convertible into shares of class A common stock at any time prior to the close of business on the maturity date of the convertible notes, unless previously repurchased, at a conversion rate of 39.1484 shares per $1,000 principal amount of notes (subject to adjustment in certain events). This conversion rate is equivalent to a conversion price of approximately $25.5438 per share.

    On or after January 18, 2003, we may terminate the conversion rights of holders of the convertible notes only if:
    - for conversion terminations on or prior to January 18, 2004, the current market price of our class A common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days in any 30-day trading period, including the last day of the period; or
    - for conversion terminations after January 18, 2004, the current market price of our class A common stock equals or exceeds 135% of the conversion price then in effect for at least 20 trading days in any 30-day trading period, including the last day of the period.

    If the conversion termination date occurs on or before January 18, 2004, we will make a make-whole payment in cash with respect to the convertible notes converted into class A common stock after the date of the press release announcing the termination. The amount of the make-whole payment will be the present value of all interest payments that thereafter would have been payable on the convertible notes on each semi-annual interest payment date from the conversion termination date through January 15, 2004. If the conversion termination date occurs on or after January 19, 2004, we will not make any make-whole payment.

    The convertible notes are not redeemable by us prior to maturity. Upon a change of control or, following the termination of our senior secured credit facility or the waiver of certain of its restrictions, a termination of trading of our class A common stock, each as described in this prospectus, holders of the convertible notes will have the right to require us to repurchase the convertible notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. In the event of a change of control, holders will not have the right to require us to repurchase the convertible notes if:
    - the market price of our class A common stock equals or exceeds 105% of the conversion price; or
    - 90% of the consideration in the change of control transaction consists of shares of capital stock that are traded on a U.S. national securities exchange or quoted on the Nasdaq National Market.

    We will pay the repurchase price in cash or, at our option, in shares of our class A common stock.

    Our class A common stock is quoted on the Nasdaq National Market under the symbol "XOXO." The closing sale price of our class A common stock on August 16, 2001 was $1.71 per share.

    We have not applied for listing of the convertible notes on any securities exchange or for quotation through any automated quotation system. The convertible notes are eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages ("PORTAL") Market of the NASDAQ Stock Market.

    The convertible notes are unsecured general obligations of XO
Communications, Inc. and rank subordinate and junior in right of payment to all of our existing and future senior indebtedness.

    The selling holders may sell convertible notes or class A common stock at any time at market prices or at privately negotiated prices. We may issue shares under this prospectus in settlement of the repurchase price for the convertible notes described under "Description of the Convertible Notes -- Repurchase of the Convertible Notes Upon a Designated Event." Sales by the selling holders may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling holders will be responsible for any commission or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We will not receive any proceeds from the sale of the convertible notes or shares of class A common stock by the selling holders.

     INVESTING IN THE CONVERTIBLE NOTES OR OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this prospectus is [        ], 2001.

                               TABLE OF CONTENTS

Summary.....................................................    1
Risk Factors................................................    4
Forward-Looking Statements..................................   14
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................   15
Use of Proceeds.............................................   15
Description of the Convertible Notes........................   16
Certain United States Federal Income Tax Considerations.....   32
Description of Outstanding Capital Stock....................   39
Description of Other Material Indebtedness..................   47
Selling Holders.............................................   56
Plan of Distribution........................................   58
Legal Matters...............................................   59
Experts.....................................................   59
Where You Can Find More Information.........................   60
Incorporation of Documents by Reference.....................   60

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information you need to consider in making your investment decision. You should read carefully this entire prospectus.

                            XO COMMUNICATIONS, INC.

     Since 1996, we have provided high-quality bundled local and long distance, as well as dedicated telecommunications services to the rapidly growing business market. We expanded our services through our acquisition of Concentric Network Corporation on June 16, 2000 to offer a complete, single source of communications services to our customers by combining our data and voice services. The data services we offer include Internet access, virtual private networks, high-capacity data network services including dedicated wavelength and Ethernet services, and hosting services.

     We believe that the increasing usage of both telephone service and new data application and information services will continue to increase demand for telecommunications capacity and for new communications services and applications. To serve our customers' broad and expanding telecommunications needs, we have assembled a collection of metropolitan, or metro, and inter-city network assets in the United States that incorporate state-of-the-art fiber optic cable and transmission equipment and fixed wireless spectrum and related equipment, each of which is capable of carrying high volumes of data, voice, video and Internet traffic.

     We intend to integrate our network assets with advanced communications technologies to enable us to provide a comprehensive array of communications services entirely over our network, from point of initiation of the voice or data transmission to the point of termination, which we refer to as end-to-end service. To accomplish this, we are creating a North American fiber optic network, which will consist of a series of rings of fiber optic cables that encircle the central business districts of numerous metropolitan areas, which we refer to as metro networks, that are connected by a network of fiber optic cables, which we refer to as an inter-city network. Our combination of metro and inter-city networks will enable us to provide high-speed, high-capacity communications services between customers connected to our network and among customers with multiple locations entirely over our network.

     In April 2001, we announced that we had agreed to cancel our plans to purchase European metro and inter-city fiber networks from Level 3 Communications. Under the agreement, the $128.0 million in payments that were previously made to Level 3 for the European networks will be applied as a credit to reduce the remaining amounts payable by us to Level 3 for our North American inter-city fiber network agreement. As a result of these transactions, we are suspending expansion of our European operations.

     In connection with the restructuring of our arrangements with Level 3, we announced that we would delay the "lighting" of our North American inter-city network. In the meantime, we became a broadband transport customer of Level 3. We agreed to initially lease approximately $30 million of wavelength on Level 3's inter-city network in North America in the future. In connection with this lease, we will transfer to Level 3 approximately $60 million of inter-city transmission equipment to be applied toward the purchase of wavelength capacity from Level 3, none of which had been delivered as of June 30, 2001. We will retain for future deployment the fibers and empty conduit that comprise our North American inter-city network purchased from Level 3.

     Since our inception, we have incurred substantial and increasing net losses and negative cash flow from operations, and we expect these results to continue over the next several years. We also have substantial existing debt and expect to incur substantial additional obligations in the future as we continue to implement our business plan.

     Additional information about us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus.

     We are incorporated in the State of Delaware. Our executive offices are located at 11111 Sunset Hills Road, Reston, Virginia 20190 and our telephone number is (703) 547-2000.

                                  THE OFFERING

Securities Offered           The resale by selling holders of $517,500,000
                             aggregate principal amount of 5.75% Convertible
                             Subordinated Notes and the 20,259,319 shares of class A common stock into which they are convertible.

Maturity January 15, 2009, unless earlier repurchased or converted.

Interest Payment Dates       January 15 and July 15 of each year, commencing on
                             July 15, 2001.

Optional Conversion by
  Holders Holders may convert the convertible notes into shares of class A common stock at any time prior to or on January 15, 2009, unless previously repurchased, at a conversion rate of 39.1484 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $25.5438 per share), subject to certain adjustments. See "Description of the Convertible Notes -- Conversion Rights".

Termination of Conversion
  Rights On or after January 18, 2003, under the circumstances described below, we may terminate the conversion rights of holders. We may terminate the conversion rights only if the current market price of our class A common stock equals or exceeds 150% (on or prior to January 18, 2004) or 135% (thereafter) of the conversion price then in effect, for at least 20 trading days in any 30-day trading period, including the last day of the period. If the conversion termination date occurs on or before January 18, 2004, we will make a make-whole payment in cash with respect to the convertible notes converted into class A common stock after the date of the press release announcing the termination. The amount of the make-whole payment will be the present value of all interest payments that thereafter would have been payable on the convertible notes on each semi-annual interest payment date from and including the conversion termination date through January 15, 2004. If the conversion termination date occurs on or after January 19, 2004, we will not make any make-whole payment.

Optional Redemption by XO
  Communications             The convertible notes are not redeemable by us
                             prior to maturity.

Right of Holders to Require
  Repurchase                 Upon a change in control or, following the
                             termination of the our senior secured credit facility or the waiver of certain of its restrictions, a termination of trading, each as described in this prospectus, each holder of convertible notes will have the right, to require the Company to purchase the holder's convertible notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.
                             In the event of a change in control, holders will not have the right to repurchase the convertible notes if (a) the market price of our class A common stock equals or exceeds 105% of the conversion price or (b) 90% of the consideration if the change of control transaction consists of shares of capital stock that are traded on a U.S. national securities exchange or quoted on the Nasdaq
                             National Market. We will pay the repurchase price in cash, or, at our option, in shares of class A common stock.

                             However, the subordination provisions of the convertible notes and the provisions of our senior debt would likely prevent us from repurchasing the convertible notes before we have repaid our senior notes and senior secured credit facility and other senior debt in full. In addition, your right to require us to purchase your convertible notes upon a termination of trading will not be effective until certain restrictions under our senior secured credit facility have been waived or the indebtedness under that facility is repaid and the facility is terminated. See "Description of the Convertible Notes -- Repurchase at the Option of Holders Upon a Change of Control."

Subordination                The convertible notes are unsecured and
                             subordinated in right of payment to all of our existing and future senior indebtedness (as defined). The convertible notes are also effectively subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables and excluding intercompany liabilities) of our subsidiaries. The indenture does not restrict the incurrence of senior debt or other indebtedness by us or any of our subsidiaries. As of June 30, 2001, the aggregate amount of outstanding consolidated senior debt was approximately $4,698.6 million. See
                             "Description of the Convertible
                             Notes -- Subordination."

Form, Denomination and
  Registration               The convertible notes were issued in fully
                             registered for, in minimum denominations of $1,000.
                             The convertible notes are represented by a global note deposited with the trustee as custodian for the Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global note are shown on, and any transfers will be effected through, records maintained by DTC and its participants. See
                             "Description of the Convertible Notes -- Form,
                             Denomination and Registration."

Use of Proceeds              We will not receive any proceeds from the sale by
                             selling holders of the convertible notes and the class A common stock into which the convertible notes are convertible.

Trading The convertible notes are eligible for trading in the Private Offerings, Resales and Trading through the Automated Linkages market, known as PORTAL. The convertible notes are not be listed on any securities exchange or quoted on the Nasdaq National Market. The initial purchasers have advised us that they make a market in the convertible notes. The initial purchasers are not obligated, however, to make a market in the convertible notes, and any market making may be discontinued at any time at its sole discretion without notice. See "Plan of Distribution."

Nasdaq Symbol for our Class
    A Common Stock           Our class A common stock is traded on the Nasdaq
                             National Market under the symbol "XOXO".

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information included or incorporated by reference in this prospectus before deciding to purchase the convertible notes. Any of these risks could materially adversely affect our business, financial condition, results or operations and prospects which could in turn materially adversely affect the price of the convertible notes and the class A common stock issuable upon conversion.

RISKS RELATED TO LIQUIDITY AND FINANCIAL RESOURCES

WE HAVE A HISTORY OF INCREASING NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS AND WE MAY NEVER BE ABLE TO SATISFY OUR CASH NEEDS FROM OPERATIONS.

     For each period since inception, we have incurred substantial and increasing net losses and negative cash flow from operations. For 2000, we posted a net loss attributable to common stockholders of approximately $1,247.7 million and showed negative cash flows from operations of approximately $559.4 million. For the quarter and six month period ended June 30, 2001, we posted a net loss attributable to common stockholders of approximately $500.7 million and $983.3 million, respectively, and showed negative cash flows from operations for the six months ended June 30, 2001 of approximately $311.6 million. Our accumulated deficit was approximately $2,465.2 million at December 31, 2000 and approximately $3,448.4 million at June 30, 2001. We expect that losses and negative cash flow from operations will continue over the next several years.

     Our existing operations do not currently, and are not expected in the near future to, generate cash flows from which we can make interest payments on our outstanding notes, make dividend payments on our outstanding preferred stock or fund continuing operations and planned capital expenditures. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations. If we are unable to generate cash flow in the future sufficient to cover our fixed charges and are unable to raise sufficient funds from other sources, we may be required to:

     - refinance all or a portion of our debt and redeemable preferred stock; or

     - sell all or a portion of our assets.

WE HAVE SUBSTANTIAL EXISTING DEBT AND PREFERRED STOCK AND WE WILL INCUR SUBSTANTIAL ADDITIONAL OBLIGATIONS THAT WILL INCREASE THE RISK OF A DEFAULT.

     As of June 30, 2001, we had outstanding ten issues of senior notes and one issue of convertible subordinated notes totaling $4,603.6 million in principal amount and accreted value, approximately $63.4 million in miscellaneous debt obligations of our subsidiaries, and eight series of redeemable preferred stock with an aggregate liquidation preference of $2,147.7 million. In addition, we have a $1,000.0 million senior secured credit facility, under which $612.5 million was drawn at June 30, 2001. In July 2001, we borrowed the remaining availability of $387.5 million. Based on our capital structure at June 30, 2001 and the existing interest rates for obligations with variable interest rates, and assuming payment of dividends in additional shares of preferred stock for the three series of our preferred stock that permit this type of dividend payment, we estimate that our cash commitments for interest expense and dividend payments for the year ending December 31, 2001 will be approximately $430.0 million.

     The indentures under which our notes have been issued, and our senior secured credit facility, permit us to incur substantial additional debt. We fully expect to borrow substantial funds in the next several years. This additional indebtedness will further increase the risk of a default unless we can establish an adequate revenue base and generate sufficient cash flow to repay our indebtedness. We may never establish an adequate revenue base to produce an operating profit or generate adequate positive cash flow to provide future capital expenditures and repayment of debt.

WE DO NOT HAVE SUFFICIENT ADDITIONAL FINANCING COMMITMENTS TO MEET OUR LONG TERM NEEDS AND, IF WE ARE NOT SUCCESSFUL IN RAISING ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO BUILD AND MAINTAIN OUR BUSINESS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Building our business will require substantial additional capital spending. Our capital spending plans have increased substantially over time, as our strategy has evolved and our planned networks have grown larger and more robust. We will need to raise additional capital because our anticipated future capital requirements exceed the $1,369.0 million in cash and marketable securities we had on hand as of June 30, 2001.

     At different points in recent years, debt and equity financing for technology companies in general, and competitive communications companies in particular, have not been available on terms that we would consider acceptable. Specifically, in recent months, conditions in the capital markets for such companies have deteriorated. Consequently, the capital markets may be less receptive to debt and equity offerings by such companies at this time. If, as a result of these existing market conditions or other factors, we fail or are unable to raise sufficient capital when needed, we may be required to further delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry and generate profits for stockholders, and could even result in a payment default on our existing debt.

THE COVENANTS IN OUR INDENTURES AND SENIOR SECURED CREDIT FACILITY RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, WHICH COULD HAVE AN ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS AND ON THE VALUE OF YOUR INVESTMENT.

     The indentures under which our senior notes have been issued and our senior secured credit facility contain covenants that restrict, among other things, our ability to borrow money, grant additional liens on our assets, make particular types of investments or other restricted payments, sell assets or merge or consolidate. Our senior secured credit facility also requires us to maintain specified financial ratios. If we fail to comply with these covenants or meet these financial ratios, the holders of our senior notes or the lenders under our senior secured credit facility could declare a default and demand immediate repayment. Unless we cure any such default, they could seek a judgment and attempt to seize our assets to satisfy the debt to them. The security for our senior secured credit facility consists of all of the assets purchased with the proceeds thereof, the stock of certain of our direct subsidiaries, all of our assets and, to the extent of $125.0 million of guaranteed debt, assets of our subsidiaries. A default under any of these agreements could adversely affect our rights under other commercial agreements.

     In addition, we are required to use the net proceeds from the sale of certain series of senior notes and senior discount notes, and a portion of the proceeds drawn under our senior secured credit facility, to fund expenditures for the construction, improvement and acquisition of new and existing networks and other assets used in our business and direct and indirect investments in certain joint ventures to fund similar expenditures. Prior to the application of all such proceeds, we may invest them in marketable securities.

     Our existing debt obligations and outstanding redeemable preferred stock also could affect our financial and operational flexibility, as follows:

     - they may impair our ability to obtain additional financing in the future;

     - they will require that a substantial portion of our cash flow from operations and financing activities be dedicated to the payment of interest on debt and dividends on preferred stock, which will reduce the funds available for other purposes;

     - they may limit our flexibility in planning for or reacting to changes in market conditions; and

     - they may cause us to be more vulnerable in the event of a downturn in our business.

RISKS RELATED TO NETWORK DEVELOPMENT

IF WE CANNOT QUICKLY AND EFFICIENTLY INSTALL OUR NETWORK HARDWARE, WE WILL BE UNABLE TO GENERATE REVENUE, WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Each of our networks consists of many different pieces of hardware, including switches, routers, fiber optic cables, electronics and combination radio transmitter/receivers, known as transceivers, and associated equipment, which are difficult to install. If we cannot install this hardware quickly, the time in which customers can be connected to our network and we can begin to generate revenue from our network will be delayed. You should be aware that the construction of our North American inter-city fiber optic network is not under our control, but is under the control of Level 3 Communications. If Level 3 fails to complete its network on time or if it fails to perform as specified, our strategy of linking our local networks to one another and creating an end-to-end North American network will be delayed.

THE FAILURE OF OUR OPERATIONS SUPPORT SYSTEMS TO PERFORM AS WE EXPECT COULD IMPAIR OUR ABILITY TO RETAIN CUSTOMERS AND OBTAIN NEW CUSTOMERS OR RESULT IN INCREASED CAPITAL EXPENDITURES, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

     Some of the operations support systems we employ are proprietary. In addition, we are continuing to integrate the operations support systems previously employed by Concentric Network Corporation, which we acquired in June 2000, into our operations support systems. Our operations support systems are expected to be an important factor in our success. If any of these systems fail or do not perform as expected, we could suffer customer dissatisfaction, loss of business or the inability to add customers on a timely basis, any of which would adversely affect our revenues. Furthermore, problems may arise with higher processing volumes or with additional automation features, which could potentially result in system breakdowns and delays and additional unanticipated expense to remedy the defect or to replace the defective system with an alternative system.

IF OUR SELECTION OF IP TECHNOLOGY IS INCORRECT, INEFFECTIVE OR UNACCEPTABLY COSTLY, IMPLEMENTATION OF OUR BUSINESS STRATEGY COULD BE DELAYED, WHICH WOULD ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.

     We plan to rely on IP technology as the basis for our planned end-to-end network. Although IP technology is used throughout the Internet, its extension to support other telecommunications applications, such as voice and video, has not yet been perfected, and IP technology currently has several deficiencies, including poor reliability and quality. Integrating this technology into our network may prove difficult and may be subject to delays. In addition, improvements to the IP technology may not become available in a timely fashion or at a reasonable cost, if at all. If the technology choices we make prove to be incorrect, ineffective or unacceptably costly, our strategy of creating an end-to-end North American network could be delayed, which would adversely affect our growth and operating results.

WE MAY NOT BE ABLE TO CONTINUE TO CONNECT OUR NETWORK TO THE INCUMBENT CARRIER'S NETWORK OR MAINTAIN INTERNET PEERING ARRANGEMENTS ON FAVORABLE TERMS, WHICH WOULD IMPAIR OUR GROWTH AND PERFORMANCE.

     We must be a party to interconnection agreements with the incumbent carrier in order to connect our customers to the public telephone network. We may not be able to renegotiate or maintain interconnection agreements in all of our markets on favorable terms. If we are unable to renegotiate or maintain interconnection agreements in all of our markets on favorable terms, it could adversely affect our ability to provide services in the affected markets.

     We require continued peering arrangements with other ISPs, particularly the large, national ISPs, to implement our planned expansion of data services including Internet access services. Peering arrangements are agreements among Internet backbone providers to exchange data traffic. Depending on the relative size of the carriers involved, these exchanges may be made without settlement charge. We may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair our growth and performance.

PHYSICAL SPACE LIMITATIONS IN OFFICE BUILDINGS AND LANDLORD DEMANDS FOR FEES OR REVENUE SHARING COULD LIMIT OUR ABILITY TO CONNECT CUSTOMERS DIRECTLY TO OUR NETWORKS AND INCREASE OUR COSTS, WHICH WOULD ADVERSELY IMPACT OUR RESULTS.

     Connecting a customer who is a tenant in an office building directly to our network requires installation of in-building cabling through the building's risers from the customer's office to our fiber in the street or our antenna on the roof. In some office buildings, particularly the premier buildings in the largest markets, the risers are already close to their maximum physical capacity due to the entry of other competitive carriers into the market. Moreover, the owners of these buildings are increasingly requiring competitive telecommunications service providers like us to pay fees or otherwise share revenue as a condition of access. We have not been required to pay these fees in the smaller markets we have served in the past, but have been and may continue to be required to do so to penetrate larger markets, which reduces our operating margins. In addition, some major office building owners have equity interests in, or joint ventures with, companies offering broadband communications services over fiber optic networks and may have an incentive to encourage their tenants to choose those companies' services over ours or to grant those companies more favorable terms for installation of in-building cabling.

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

THE AVAILABILITY OF EQUIPMENT THAT TAKES ADVANTAGE OF THE MULTIPOINT CHARACTERISTICS OF OUR BROADBAND WIRELESS SPECTRUM LICENSES HAS BEEN ONLY RECENTLY DEVELOPED AND MAY CONTINUE TO CAUSE PERFORMANCE PROBLEMS OR DELAYS.

     Our broadband fixed wireless licenses permit us to transmit from a fixed point to multiple receivers, which may reduce our installation costs, as compared with traditional point-to-point links. Since this is a newly-authorized service, vendors are only beginning to offer multipoint equipment, and we encountered performance problems with it in its initial deployment. These performance problems may not be satisfactorily resolved, which could delay our plans to extend our services to customers through wireless connections.

     Fixed wireless direct connections require us to obtain access to rooftops from building owners and to satisfy local construction and zoning rules for antennas and transmitters. The need to obtain these authorizations could be an additional source of cost and delay.

OUR INABILITY TO ACCURATELY PREDICT THE TOTAL COST OF OUR BROADBAND WIRELESS FIRST MILE DEPLOYMENT COULD HAVE AN ADVERSE IMPACT ON OUR RESULTS.

     Although we have selected vendors from which we may purchase broadband wireless equipment, because our fixed wireless deployment strategy contemplates utilizing a number of equipment vendors, we do not know precisely how much the equipment we will need will cost. Installation costs are expected to vary greatly, depending on the particular characteristics of the locations to be served. After initial installation, we expect to incur additional costs to reconfigure, redeploy and upgrade our wireless direct connections as technologies improve.

IT IS EXPENSIVE AND DIFFICULT TO SWITCH NEW CUSTOMERS TO OUR NETWORK, AND LACK OF COOPERATION OF THE INCUMBENT CARRIER CAN SLOW THE NEW CUSTOMER CONNECTION PROCESS, WHICH COULD IMPACT OUR ABILITY TO COMPETE.

     It is expensive and difficult for us to switch a new customer to our network because:

     - a potential customer faces switching costs if it decides to become our customer, and

     - we require cooperation from the incumbent carrier in instances where there is no direct connection between the customer and our network.

     Our principal competitors, the incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process, we rely on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with our new customer provisioning requests.

WE DEPEND ON OUR KEY PERSONNEL AND QUALIFIED TECHNICAL STAFF AND, IF WE LOSE THEIR SERVICES, OUR ABILITY TO MANAGE THE DAY-TO-DAY ASPECTS OF OUR COMPLEX NETWORK WILL BE WEAKENED. WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We are highly dependent on the services of our management and other key personnel. The loss of the services of our senior executive management team or other key personnel could cause us to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and lower the quality of our services.

     We believe that a critical component for our success will be the attraction and retention of qualified professional and technical personnel. In addition, we must also develop and retain a large and sophisticated sales force, particularly in connection with our plan to target larger national customers. We have experienced intense competition for qualified personnel in our business with the technical and other skill sets that we seek. We may not be able to attract, develop, motivate and retain experienced and innovative personnel. If we fail to do so, there will be an adverse effect on our ability to generate revenue and, consequently, our operating cash flow.

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

RISKS RELATED TO COMPETITION AND OUR INDUSTRY

WE FACE COMPETITION IN LOCAL MARKETS FROM OTHER CARRIERS, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     We face competition in each of our markets principally from the incumbent carrier in that market, but also from recent and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace. This competition places downward pressure on prices for local telephone service and data services, which can adversely affect our operating results. In addition, we expect competition from other companies, such as cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. If we are not able to compete effectively with these industry participants, our operating results could be adversely affected.

WE FACE COMPETITION IN LONG DISTANCE MARKETS, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     We also face intense competition from long distance carriers in the provision of long distance services. This competition has substantially reduced prices for long distance services in recent years. Although the long distance market is dominated by three major competitors, AT&T, WorldCom and Sprint, hundreds of other companies, such as Qwest, also compete in the long distance marketplace. The incumbent carriers also are beginning to compete in the long distance market. If we are not able to effectively compete with these industry participants, our operating results could be adversely affected.

WE FACE COMPETITION IN CREATING A NATIONAL BROADBAND NETWORK, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     Several of our competitors, such as AT&T, WorldCom, Qwest, Level 3, and Williams, are creating broadband networks that would compete directly with the network we are building. In addition, other competitors have the ability to do so as well. If we are not able to successfully compete with these service providers, our operating results could be adversely affected.

WE FACE COMPETITION FOR DATA SERVICES, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD ADVERSELY AFFECT OUR RESULTS.

     Competitors for data services consist of online service providers, Internet service providers and web hosting providers. New competitors continue to enter this market and include large computer hardware, software, media and other technology and telecommunications companies, including the incumbent carriers. Many communications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their network services. This competition puts downward pressure on prices. If we are unable to successfully compete with these data service providers, our operating results could be adversely affected.

TECHNOLOGICAL ADVANCES AND REGULATORY CHANGES ARE ERODING TRADITIONAL BARRIERS BETWEEN FORMERLY DISTINCT TELECOMMUNICATIONS MARKETS, WHICH COULD INCREASE THE COMPETITION WE FACE AND IMPAIR OUR GROWTH.

     New technologies, such as voice-over-IP, and regulatory changes -- particularly those permitting incumbent local telephone companies to provide long distance services -- are blurring the distinctions between traditional and emerging telecommunications markets. In addition, the increasing importance of data services has focused the attention of most telecommunications companies on this growing sector. As a result, a competitor in any of our business areas is potentially a competitor in our other business areas, which could impair our prospects and growth.

MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES, WHICH COULD PLACE US AT A COST AND PRICE DISADVANTAGE.

     Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. As a result, some of our competitors can raise capital at a lower cost than we can, and they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. Also, our competitors' greater brand name recognition may require us to price

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

our services at lower levels in order to win business. Finally, our competitors' cost advantages give them the ability to reduce their prices for an extended period of time if they so choose.

THE TECHNOLOGIES WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY AND ADVERSELY IMPACT OUR RESULTS.

     The telecommunications industry is subject to rapid and significant changes in technology. Most technologies and equipment that we use or will use, including wireline and wireless transmission technologies, circuit and packet switching technologies, multiplexing technologies, data transmission technologies, including the DSL, ATM and IP technologies, and server and storage technologies may become obsolete. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers, which could cause our results to suffer.

     The introduction of new technologies may reduce the cost of services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated equipment, and therefore may be able to more quickly respond to customer demands.

     Additionally, the markets for data and Internet-related services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. The future success of our data services business will depend, in part, on our ability to accomplish the following in a timely and cost-effective manner:

     - effectively use leading technologies;

     - continue to develop technical expertise;

     - develop new services that meet changing customer needs; and

     - influence and respond to emerging industry standards and other technological changes.

     Our pursuit of necessary technological advances may require substantial time and expense.

WE MAY BE REQUIRED TO PAY PATENT LICENSING FEES, WHICH WILL DIVERT FUNDS THAT COULD BE USED FOR OTHER PURPOSES AND COULD ADVERSELY IMPACT OUR RESULTS.

     From time to time, we receive claims by third parties to the effect that technology or processes used by us in our business are covered by those third parties' alleged patent rights and related requests to consider licensing certain patents held by those third parties. Should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.

OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, WHICH RESTRICTS OUR ABILITY TO COMPETE IN OUR TARGET MARKETS AND IMPOSES SUBSTANTIAL COMPLIANCE COSTS ON US THAT ADVERSELY IMPACT OUR RESULTS.

     We are subject to varying degrees of regulation from federal, state and local authorities, as well as from various national and local agencies in Europe and Canada. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. If we do not receive authorization for markets or services to be launched in the future, our ability to offer services in our target markets could be adversely affected.

THE REQUIREMENT THAT WE OBTAIN PERMITS AND RIGHTS-OF-WAY TO DEVELOP OUR NETWORK INCREASES OUR COST OF DOING BUSINESS AND COULD ADVERSELY AFFECT OUR PERFORMANCE AND RESULTS.

     In order for us to acquire and develop our fiber networks, we must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. The process of obtaining these permits and rights-of-way is time-consuming and burdensome and increases our cost of doing business.

     We may not be able to maintain our existing franchises, permits and rights-of-way that we need to implement our business. We may also be unable to obtain and maintain the other franchises, permits and rights that we require. A sustained and material failure to obtain or maintain these rights could materially adversely affect our performance and operating results in the affected metropolitan area.

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

CREDIT RISKS ASSOCIATED WITH OUR INTERNET-RELATED CUSTOMERS AND SERVICE PROVIDERS MAY ADVERSELY AFFECT US.

     Many of our customers are in various internet-related businesses, including ISPs, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, our ability to collect our receivables, and ultimately our operating results, may be adversely affected.

     We provide a significant portion of our DSL service through wholesale arrangements with other DSL service providers, many of which have been adversely affected by recent trends in that sector. One such provider, Northpoint Communications Group, Inc., has sold its assets in connection with its bankruptcy proceedings, and is no longer able to provide wholesale DSL service to us and other service providers. To the extent that other DSL service providers are unable to provide wholesale DSL service to us, we in turn may be unable to provide that service to our customers if we cannot provide service on our own DSL equipment or obtain wholesale service from another DSL service provider. In addition, the transition of our DSL customers' services to another source of DSL service may cause potential disruptions for the affected DSL customers' services. If we are unable to serve these customers, we will lose the related revenues.

RISKS RELATED TO GROWTH AND DEVELOPMENT OF DATA SERVICES

IF WE ARE UNABLE TO MANAGE OUR GROWTH, THE CONTINUED RAPID GROWTH OF OUR NETWORK, SERVICES AND SUBSCRIBERS COULD BE SLOWED, WHICH WOULD ADVERSELY IMPACT OUR RESULTS.

     We have rapidly expanded and developed our network and service offerings and increased the number of our subscribers, and expect to continue to do so. This has placed and will continue to place significant demands on our management, technical staff, operational and financial systems and procedures and controls. We may not be able to manage our anticipated growth effectively, which would harm our business, results of operations and financial condition. Further expansion and development of our network, service offerings and subscriber base will depend on a number of factors, including:

     - technological developments, including improvements in IP technology;

     - our ability to hire, train and retain qualified personnel in a competitive labor market;

     - availability of rights-of-way, building access and antenna sites;

     - development of customer billing, order processing and network management systems that are capable of serving our growing customer base; and

     - cooperation of the incumbent local telephone companies.

IF WE ARE NOT ABLE TO SUCCEED IN THE DATA SERVICES MARKET, THE VALUE OF YOUR INVESTMENT COULD BE ADVERSELY IMPACTED.

     Our ability to succeed in the data services market depends to a large extent on our ability to build a tailored, value-added network services business. Our ability to do so is subject to the following risks:

     - the data services markets are relatively new, and current and future competitors are likely to introduce competing services or products, which may result in market saturation;

     - critical issues concerning commercial use of tailored, value-added services and Internet services, including security, reliability, ease and cost of access, and quality of service, remain unresolved and may impact the growth of such services;

     - the market for data services may fail to grow or grow more slowly than anticipated;

     - our inability to obtain sufficient quantities of sole- or limited-source components required to provide data services or to develop alternative sources, if required, could result in delays and increased costs in expanding, and overburdening of, our network infrastructure;

     - suppliers may not provide us with products or components that comply with Internet standards or that properly inter-operate with other products or components used in our network infrastructure;

     - the failure of any link in the delivery chain, including the networks with which we may establish public or private peering arrangements or private transit could impact our ability to serve customers;

     - the market for tailored value-added network services is extremely competitive, and we expect that competition will intensify in the future;

     - we could experience interruptions in service due to interruption in electricity and other utility services, a natural disaster, such as an earthquake, or other unanticipated problems; and

     - we could have liability for information disseminated through our network.

WE FACE RISKS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR INTERNATIONAL OPERATIONS.

     Through the Concentric acquisition, we have acquired entities operating in the United Kingdom and The Netherlands. We also have an interest in a joint venture located in Canada. We may in the future expand into other international markets, either through acquisition of businesses or assets, organic development, or a combination thereof. The following risks are inherent in doing business on an international level:

     - unexpected changes in regulatory requirements or tax consequences;

     - export restrictions;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - problems in collecting accounts receivable;

     - fluctuations in currency exchange rates; and

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

     One or more of these factors could have a material adverse effect on our future international operations.

RISKS RELATED TO THE CONVERTIBLE NOTES

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OUR EXISTING AND FUTURE SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE CONVERTIBLE NOTES.

     The convertible notes are unsecured and subordinated in right of payment to all of our existing and future senior debt. In addition, holders of our preferred stock have and will have claims relating to our assets that are senior to the class A common stock. As of June 30, 2001 we had approximately $4,698.6 million of indebtedness and other obligations ranking senior to the convertible notes, and shares of outstanding preferred stock with an aggregate liquidation preference of approximately $2,147.7 million ranking senior to the class A common stock. The indenture governing the convertible notes does not restrict the incurrence of senior indebtedness or other debt or the issuance of senior preferred stock by us or our subsidiaries. Because the convertible notes are subordinated to our senior debt, in the event of:

     - our bankruptcy, liquidation or reorganization;

     - the acceleration of the convertible notes due to an event of default under the indenture; and

     - certain other events,

we will make payments on the convertible notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to repay the convertible notes in whole or in part.

     In addition, all payments on the convertible notes may be prohibited in the event of a payment default on senior debt obligations and may be prohibited in the event of non-payment defaults for 179 days or more.

BECAUSE THE CONVERTIBLE NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT.

     Creditors of any of our subsidiaries, including the lenders under our senior secured credit facility and trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the convertible notes. As a result, the convertible notes are structurally subordinated to the debt and other obligations of our subsidiaries. Holders of the convertible notes have no claim to the assets of any of our subsidiaries.

BECAUSE THE CONVERTIBLE NOTES THAT YOU HOLD ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT.

     The convertible notes will not be secured by any of our assets or our subsidiaries' assets. The indentures relating to the convertible notes and our outstanding senior notes permit us to incur secured debt. If we became insolvent the holders of any secured debt would receive payments from the assets used as security before you receive payments. As of June 30, 2001, we had drawn $612.5 million of our outstanding secured debt under our $1 billion senior secured credit facility. In July 2001, we borrowed the remaining availability of $387.5 million.

IF WE EXPERIENCE A DESIGNATED EVENT, WE MAY BE UNABLE TO PURCHASE THE CONVERTIBLE NOTES YOU HOLD AS REQUIRED UNDER THE INDENTURE.

     Upon the occurrence of designated events, including changes of control and a termination of trading, we must make an offer to purchase all outstanding convertible notes at a purchase price equal to 100% of the principal amount of the convertible notes, plus accrued interest. We may not have sufficient funds to pay the purchase price for all convertible notes tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to the convertible notes and each issue of our outstanding and proposed notes, the senior secured credit facility and our other debt agreements may require us to repurchase the other debt upon the occurrence of one or more designated events or may prohibit us from purchasing any convertible notes before their stated maturity, including upon a designated event. Moreover, your right to require us to purchase your convertible notes upon a termination of trading will not be effective until certain restrictions contained in our senior secured credit facility have been waived or the indebtedness under that facility is repaid and that facility is terminated. In any event, our ability to make such a payment upon a designated event is subject to restrictions contained in, and payments due under, our existing indentures and senior secured credit facility, and to the subordination provisions of the convertible notes. Our failure to purchase all validly tendered notes would result in an event of default under the indenture. See "Description of the Convertible Notes -- Repurchase at Option of Holders Upon a Designated Event."

THERE MAY BE A LIMITED MARKET FOR THE CONVERTIBLE NOTES, SO YOU MAY BE UNABLE TO SELL THE CONVERTIBLE NOTES.

     We do not intend to apply for listing of the convertible notes on any securities exchange or for the inclusion of the convertible notes in any automated quotation system. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the convertible notes may not develop or, if it does, may not be maintained. Consequently, the convertible notes are and may continue to be relatively illiquid, and you may be unable to sell your convertible notes.

     Various factors could have a materially adverse effect on the trading price of the convertible notes, including the failure of an active market to develop and fluctuations in the prevailing interest rates. In addition, our operating results and prospects could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and, therefore, the trading price of the convertible notes. The trading price of the convertible notes could also be significantly affected by the market price of our class A common stock, which has fluctuated significantly since it has been publicly traded and may continue to do so in the future.

WE DO NOT PLAN TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

     We do not anticipate paying any dividends on, or repurchase shares of, our class A common stock for the foreseeable future. Our senior secured credit facility and the indentures governing our senior notes restrict our ability to pay cash dividends.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE SOLD, WHICH COULD AFFECT THE TRADING PRICES OF OUR CLASS A COMMON STOCK AND THE CONVERTIBLE NOTES.

     We have a substantial number of shares of class A common stock subject to stock options and warrants and the convertible notes may be converted into shares of class A common stock. We cannot predict the effect, if any, that future sales of shares of class A common stock or the convertible notes, or the availability of shares of class A common stock or the convertible notes for future sale, will have on the market price of our class A common stock or the convertible notes. Sales of substantial amounts of class

A common stock (including shares issued upon the exercise of stock options or warrants or the conversion of notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our class A common stock and the convertible notes.

OTHER RISKS

CRAIG O. MCCAW, WHO CONTROLS XO, MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOUR INTERESTS AND HE MAY ACT IN A MANNER THAT ADVERSELY IMPACTS THE VALUE OF YOUR INVESTMENT.

     Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, L.L.C., currently controls more than 50% of our total voting power, and holds proxies that are likely to continue to assure that Mr. McCaw will hold a majority of that voting power. Because Mr. McCaw has the ability to control our direction and future operations and has interests in other companies that may compete with us, he may make decisions which are adverse to your interests and the interests of our other security holders.

     Mr. McCaw effectively controls a decision whether a change of control of XO will occur. Moreover, Delaware corporate law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you.

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

                           FORWARD-LOOKING STATEMENTS

     Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

     Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding:

     - product and service development, including the development and deployment of data products and services based on IP, Ethernet and other technologies and strategies to expand our targeted customer base and broaden our sales channels;

     - market development, including the number and location of markets we expect to serve;

     - network development, including those with respect to IP network and facilities development and deployment, switches using next generation switching technology, broadband fixed wireless technology, testing and installation, high speed technologies such as DSL, and matters relevant to our metro and inter-city networks; and

     - liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures and anticipated levels of indebtedness.

     All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally, and also may materially differ from our actual experience involving any one or more of these matters and subject areas. The operation and results of our business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the above "Risk Factors" section and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, including, but not limited to:

     - general economic conditions in the geographic areas that we are targeting for communications services;

     - the ability to achieve and maintain market penetration and average per customer revenue levels sufficient to provide financial viability to our business;

     - access to sufficient debt or equity capital to meet our operating and financing needs;

     - the quality and price of similar or comparable communications services offered or to be offered by our current or future competitors;

     - future telecommunications-related legislation or regulatory actions; and

     - various other events, conditions and circumstances, many of which are beyond our control.

     Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Forms 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 4 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to fixed charges and preferred dividends:

                                                        YEAR ENDED DECEMBER 31,          SIX MONTHS
                                                    --------------------------------       ENDED
                                                    1996   1997   1998   1999   2000   JUNE 30, 2001
                                                    ----   ----   ----   ----   ----   --------------
Ratio of earnings to fixed charges................   NA     NA     NA     NA     NA          NA
Ratio of earnings to fixed charges and
  preferred dividends.............................   NA     NA     NA     NA     NA          NA

     For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, and the six months ended June 30, 2001, fixed charges were in excess of earnings during the periods presented by a deficiency in the amount of $70.0 million, $127.9 million, $279.0 million, $564.2 million, $1,125.9 million and $932.4 million, respectively.

     For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, and the six months ended June 30, 2001, fixed charges and preferred dividends were in excess of earnings during the periods presented by a deficiency in the amount of $70.0 million, $167.2 million, $337.7 million, $633.4 million, $1,272.3 million and $1,011.1 million, respectively.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the convertible notes or the class A common stock into which the convertible notes are convertible.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

     We issued the convertible notes under an indenture, dated as of January 12, 2001, between us and U.S. Trust Company, National Association, as trustee. The terms of the convertible notes include those provided in the indenture and those provided in the registration rights agreement that we executed in connection with the issuance of the convertible notes. The following description is only a summary of the material provisions of the convertible notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. Copies of these documents have been filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information." When we refer to XO in this section, we refer only to XO Communications, Inc., a Delaware corporation, and not its current or future subsidiaries. Certain capitalized terms used in this section are defined at the end of this section under "-- Certain Definitions."

BRIEF DESCRIPTION OF THE CONVERTIBLE NOTES

     The convertible notes are:

     - limited to $517,500,000 aggregate principal amount and issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form;

     - general unsecured obligations of XO; subordinate in right of payment to all of our existing and future Senior Debt;

     - convertible into class A common stock at a conversion rate of 39.1484 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $25.5438 per share), subject to certain adjustments thereof;

     - subject to repurchase by us at your option if a Designated Event occurs; and

     - due on January 15, 2009, unless earlier converted or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of XO except to the extent described under "-- Repurchase at the Option of Holders Upon a Designated Event" below.

     You may present definitive convertible notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see --"Form, Denomination and Registration; Trustee" below.

INTEREST

     The convertible notes bear interest at a rate of 5.75% per year from January 12, 2001 or from the most recent payment date to which interest has been paid or duly provided for. We will pay interest semiannually in arrears on January 15 and July 15 of each year. Interest will be paid to the person in whose name a convertible note is registered at the close of business on the January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date, except that when we repurchase convertible notes tendered in connection with a Designated Event, we will pay the interest accrued through the date of repurchase to the tendering holder rather than to the holder of record. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal and interest will be payable at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

CONVERSION RIGHTS

  GENERALLY

     You may convert any outstanding convertible notes (or any portion thereof that is an integral multiple of $1,000) into our class A common stock, initially at a conversion rate of 39.1484 shares of our class A common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $25.5438 per share of class A common stock). The conversion rate is subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any convertible notes for interest accrued thereon or for dividends on any class A common stock issued.

     If convertible notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, the convertible notes being converted must be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount so converted. We will not issue fractional shares of class A common stock upon conversion of convertible notes and, in lieu thereof, will pay a cash adjustment based upon the closing sale price of the class A common stock on the last trading day prior to the date of conversion or, at our election, round the fraction up to the nearest whole share. In the event you exercise your right to require us to repurchase convertible notes upon a Designated Event, your conversion rights will terminate on the close of business on the Designated Event offer termination date unless we default in the payment due upon repurchase or you elect to withdraw the submission of election to repurchase. See "Repurchase at Option of Holders Upon a Designated Event."

  EXERCISE OF CONVERSION RIGHTS

     You may exercise conversion rights at any time prior to the close of business on the last trading day prior to the maturity date of the convertible notes by delivering the convertible note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. A notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which the convertible note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph are so delivered. If you deliver a convertible note held in your name for conversion, you will not be required to pay any taxes or duties payable in respect of the issue or delivery of class A common stock on conversion, but you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the class A common stock in a name other than yours. Certificates representing shares of class A common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder of the convertible notes being converted have been paid.

  ADJUSTMENT OF THE CONVERSION PRICE GENERALLY

     The conversion price is subject to adjustment in certain events discussed below. No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% of the conversion price then in effect. Any adjustment that does not require a change of at least 1% of the conversion price then in effect but would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated below, the conversion price will not be adjusted for the issuance of class A common stock or any securities convertible into or exchangeable for class A common stock or carrying the right to purchase any of the foregoing.

     The events which may trigger an adjustment of the conversion price are:

     (i) the issuance of common stock as a dividend or distribution on common stock;

     (ii)  certain subdivisions and combinations of our common stock;

     (iii) the issuance to all or substantially all holders of common stock of certain rights or warrants to purchase common stock at a price per share less than the Current Market Price;

     (iv) the payment of dividends or other distribution to all holders of common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);

     (v) the payment of dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of common stock to the extent such distributions, combined together with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by us or any of our Subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of the class A common stock times the number of shares of common stock then outstanding) on the record date for such distribution and

     (vi) the purchase of common stock pursuant to a tender offer made by us or any of our Subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no Conversion Price adjustment has previously been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     The conversion price may also be adjusted upon certain "changes of control" and in other circumstances discussed below.

     Adjustment of the Conversion Price Upon a Change of Control

     In addition to the conversion price adjustment events discussed above, the conversion price is subject to adjustment upon the occurrence of a Change of Control in which:

     - our stockholders receive consideration per share of class A common stock that is greater than the conversion price, without giving effect to the adjustment described below, at the effective time of the Change of Control; and

     - and (ii) at least 10% of the total consideration paid to our stockholders consists of cash, cash equivalents, securities or other assets (other than publicly traded securities), which we refer to as "non-public consideration."

     If the conversion price is adjusted as a result of a Change of Control, upon conversion of convertible notes after the Change of Control, in addition to the class A common stock or other securities deliverable upon the conversion of the convertible notes as described in paragraphs (i) through (vi) above, the holder of the convertible notes will receive a number of publicly traded securities of the acquiror in the Change of Control transaction determined through the following calculation:

            PV cashflows X (non-public consideration/total consideration)
            -------------------------------------------------------------
                              Acquiror stock price

Where PV        =    the present value of the aggregate interest payments that
cashflows            would have been payable on the convertible notes from the
                     date of conversion through January 15, 2004, calculated
                     using a discount rate equal to 3.25% plus the yield to
                     maturity of U.S. Treasury securities having a maturity
                     closest to, but not later than, January 15, 2004
Total           =    the total value of the consideration payable to our
consideration        stockholders at the effective time of the Change of Control, with the value of any assets or securities other than cash or a publicly traded security being determined in good faith by our board of directors based upon an opinion as to that value obtained from an accounting, appraisal or investment banking firm of international standing
Acquiror stock  =    the price per security of the acquiror's publicly traded
price                securities delivered in connection with the Change of
                     Control transaction at the effective time of the Change of
                     Control;

provided, however, that if the consideration received by our stockholders in respect of the Change of Control consists of at least 75% non-public consideration or if the acquiror's common stock is not publicly traded, then upon conversion of convertible notes after the Change of Control, in lieu of issuing additional securities of the acquiror, as set forth above, the holder will be entitled to receive upon conversion an additional amount in cash calculated as follows:

            PV cashflows X (non-public consideration/total consideration)

     In the case of:

     - any reclassification or change of the class A common stock; or

     - a consolidation, merger or combination involving us or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of class A common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such class A common stock, the holders of the convertible notes then outstanding will be entitled thereafter to convert the convertible notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive the such reclassification, change, consolidation, merger, combination, sale or conveyance had the convertible notes been converted into class A common stock immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Some of the foregoing events would also constitute or result in a Designated Event requiring us to offer to repurchase the convertible notes. See "Repurchase at Option of Holders Upon a Designated Event."

  OTHER ADJUSTMENTS TO THE CONVERSION PRICE

     We may from time to time, to the extent permitted by law, reduce the effective conversion price of the convertible notes by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of such decrease, if the board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive. We may also, at our option, make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations." No reduction of the conversion price by the board of directors shall be taken into account for purposes of determining:

     - whether the Current Market Price of the class A common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change of Control; or

     - whether the Current Market Price exceeds the triggering levels in connection with the termination of conversion rights provisions. See "-- Optional Termination of Conversion Rights by XO."

  TAX CONSEQUENCES OF ADJUSTMENTS TO THE CONVERSION PRICE

     In the event of a taxable distribution to holders of class A common stock (or other transaction) that results in any adjustment of the conversion price, the holders of convertible notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of class A common stock. See "Certain United States Federal Income Tax Considerations."

  OPTIONAL TERMINATION OF CONVERSION RIGHTS BY XO

     On or after January 18, 2003, we may, at our option, terminate the conversion rights of holders of convertible notes if the Current Market Price of class A common stock exceeds:

     - for conversion terminations on or prior to January 18, 2004, 150% of the prevailing conversion price then in effect for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such period; or

     - for conversion terminations after January 18, 2004, 135% of the prevailing conversion price then in effect for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such period.

     If the conversion termination date occurs on or before January 18, 2004, we will make an additional cash make-whole payment with respect to the convertible notes converted into class A common stock after the date of the press release announcing the conversion termination. The make-whole payment will be equal to the present value of the aggregate value of the interest payments that would have been payable on the convertible notes on each semi-annual interest payment date from the conversion termination date through January 15, 2004. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the conversion expiration date.

     We will issue a press release for publication on the Dow Jones News Service (or a comparable news service) announcing any termination of conversion rights prior to the opening of business on the second trading day after the end of the applicable 20 trading day measurement period referred to above. The conversion termination date will in no event be prior to January 18, 2003 and we will not be entitled to terminate conversion rights unless the Current Market Price of the class A common stock exceeds the thresholds discussed above for the 20 trading day measurement period. Conversion rights will terminate at the close of business on the conversion termination date, which will be a date we select not less than 30 nor more than 60 days after the date of the press release. The press release will announce the conversion termination date and provide the current conversion price of the convertible notes and the Current Market Price of the class A common stock, in each case as of the close of business on the last day of the 20 trading day measurement period. We will also issue a notice containing the same information by first class mail to the holders of the convertible notes not more than four business days after we issue the press release.

REDEMPTION

     The convertible notes are not redeemable prior to maturity.

SUBORDINATION

     The payment of principal and interest on the convertible notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or other payment satisfactory to the holders of Senior Debt, whether outstanding on the date of the indenture or incurred after that date. Upon any distribution to our creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of convertible notes will be entitled to receive any payment with respect to the convertible notes.

     In the event of any acceleration of the convertible notes because of an event of default, the holders of any Senior Debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to the holders of such Senior Debt of all obligations in respect of such Senior Debt before the holders of the convertible notes are entitled to receive any payment or distribution in respect thereof. If payment of the convertible notes is accelerated because of an event of default, we or the trustee will promptly notify the holders of Senior Debt or the trustee(s) for the Senior Debt of the acceleration.

     We also may not make any payment upon or in respect of the convertible notes if:

     - a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Debt occurs and is continuing beyond any applicable period of grace; or

     - a default, other than a payment default, occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which the default relates to accelerate its maturity, and the trustee receives a payment blockage notice with respect to the default from us, the holder of the Designated Senior Debt, or any other person permitted to give a payment blockage notice under the indenture.

     If we stop making payments on the convertible notes as a result of a payment default of our Senior Debt or our receipt of a payment blockage notice, we will resume making payment on the convertible notes:

     - in the case of a payment default, upon the date on which the payment default is cured or waived or ceases to exist; and

     - in case of a payment blockage notice, upon the earlier of the date on which the default referred to in the payment blockage notice is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received if the maturity of the Senior Debt has not been accelerated. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.

     We currently have no Designated Senior Debt outstanding but have the right to so designate debt incurred in the future or currently outstanding.

     By reason of the subordination provisions described in this section, in the event of our liquidation or insolvency, holders of Senior Debt may receive more, ratably, and holders of the convertible notes may receive less, ratably, than the our other creditors. Such subordination will not prevent the occurrences of any event of default under the indenture.

     The convertible notes are obligations exclusively of XO. However, because our operations are primarily conducted through Subsidiaries, the cash flow and our consequent ability to service our debt, including the convertible notes, are primarily dependent upon the earnings of our Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right we have to receive assets of any of our Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be structurally subordinated to the claims of that Subsidiary's creditors (including the lenders under our Senior Secured Credit and Guaranty Agreement, dated as of February 3, 2000 and trade creditors), except to the extent that we are ourselves recognized as a creditor of the Subsidiary, in which case our claims of would still be subordinate to any security interests in the assets of the Subsidiary and any indebtedness of such Subsidiary senior to that held by us.

     As of June 30, 2001, we had approximately $4,698.6 million of outstanding indebtedness that would have constituted Senior Debt, and the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would structurally have been senior to the convertible notes were approximately $63.4 million. The indenture does not limit the amount of additional indebtedness, including Senior Debt, that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of Senior Debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

     Each holder of convertible notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the holder's notes at an offer price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase upon the occurrence of either of the following Designated Events:

     - a Change of Control; or

     - a Termination of Trading, provided that our credit agreement has terminated or the lenders under our credit agreement have waived certain restrictions with respect to the incurrence of indebtedness under Section
       6.1 thereof.

     Within 30 days following the applicable Designated Event, we will mail a notice to each holder describing the transaction or transactions that constitute the Designated Event and offering to repurchase notes pursuant to the procedures required by the indenture and described in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. We will have the option to pay the repurchase price either solely in cash or, subject to certain conditions specified in the indenture, solely in shares of our class A common stock valued at 95% of the average closing sale price of our class A common stock for the five trading days before and including the third trading day before the repurchase date.

     If the Designated Event in question is a Change of Control, holders of notes will not have the right to require us to repurchase their notes if either:

     - the daily market price per share of our class A common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement thereof or the period of 10 consecutive trading days ending immediately before the Change of Control shall equal or exceed 105% of the conversion price of the convertible notes in effect on the date of the Change of Control or the public announcement thereof, as applicable, or

     - at least 90% of the consideration in the Change of Control transaction consists of shares of Capital Stock traded on a U.S. national securities exchange or quoted on the NASDAQ National Market, and as a result of the transaction, the convertible notes become convertible into that consideration.

     Our ability to make the payments required to repurchase convertible notes is subject to restrictions contained in, and payments due under, our senior secured credit agreement, the indentures under which our currently outstanding senior notes were issued and the provisions limiting payment described in "-- Subordination".

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the convertible notes as a result of a Designated Event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the convertible notes. We will comply with this rule to the extent applicable at that time.

     In some Changes of Control, holders of the convertible notes who elect to convert their convertible notes rather than exercise their change of control put right will be entitled to receive additional compensation upon conversion of the convertible notes based upon the present value of the remaining aggregate interest payments that would have been payable between the date of conversion and January 15, 2004, as described above under "-- Conversion Rights; Adjustment of the Conversion Price Upon a Change of Control."

     On the date specified for termination of the repurchase offer with respect to a Designated Event we will, to the extent lawful:

     - accept for payment all notes or portions thereof properly tendered;

     - deposit with the paying agent an amount equal to the appropriate repurchase payment in respect of all convertible notes or portions thereof so tendered; and

     - deliver or cause to be delivered to the trustee the convertible notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

     On the date specified for payment of the repurchase price, the paying agent will promptly mail to each holder of convertible notes accepted for payment the payment for the convertible notes tendered, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any, provided that each the new convertible note will be in a principal amount of $1,000 or an integral multiple thereof.

     The foregoing provisions would not necessarily afford holders of the convertible notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

     The right to require us to repurchase notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of XO's unless arrangements have been made to enable us to repurchase all the convertible notes at the time that a Designated Event payment is due. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management.

     Except as described above with respect to a Designated Event, the indenture does not contain provisions that permit the holders of the convertible notes to require that we repurchase the convertible notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our Subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of our assets, our liquidation or similar transactions, that would not constitute a Designated Event under the indenture, but that would increase the amount of Senior Debt (or any other indebtedness) outstanding at such time or substantially reduce or eliminate our assets.

     The terms of our existing or future credit or other agreements relating to indebtedness (including Senior Debt) may prohibit us from purchasing any notes and may also provide that a Designated Event, as well as certain other change-of-control events with respect to us, would constitute an event of default thereunder. In the event a Designated Event occurs at a time when we are prohibited from purchasing convertible notes, we could seek the consent of our then-existing lenders to the purchase of convertible notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing convertible notes. In such case, our failure to purchase tendered convertible notes would constitute an event of default under the indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the convertible notes.

MERGER AND CONSOLIDATION

     The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another corporation, person or entity as an entirety or substantially as an entirety unless:

     - either (i) we will be the surviving or continuing corporation or (ii) the entity or person formed by or surviving the consolidation or merger (if other than us) or the entity or person that acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and interest on all the convertible notes and the performance of every covenant of ours under the convertible notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     - immediately after the transaction no default or event of default exists; and

     - we or the other person involved in the transaction have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our Subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

     Upon any consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by the consolidation or into which we are merged or to which a sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if the successor had been named as us therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the convertible notes.

EVENTS OF DEFAULT AND REMEDIES

     An event of default is defined in the indenture as being:

          (i) default in payment of the principal on the convertible notes, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (ii) default for 30 days in payment of any installment of interest on the convertible notes, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (iii) default in the payment of the due upon the occurrence of a Designated Event in respect of the convertible notes on the date therefor, whether or not the payment is prohibited by the subordination provisions of the indenture;

          (iv) failure by us to provide timely notice of a Designated Event;

          (v) default by us for 60 days after notice in the observance or performance of any other covenants in the indenture;

          (vi) default under the terms of any instrument evidencing or securing our debt or any of our material Subsidiaries having an outstanding principal amount of $10,000,000 individually or in the aggregate, which default results in the acceleration of the payment of such debt or constitutes the failure to pay such debt when due;

          (vii) the rendering of a judgment or judgments (not subject to appeal) for the payment of money against us or any of our material Subsidiaries in an aggregate amount in excess of $10,000,000, which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal all such judgments has expired; and

          (viii) certain events of bankruptcy, insolvency or reorganization affecting us or any of our material Subsidiaries.

     If an event of default (other than an event of default specified in clause
(viii) above with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding convertible notes, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest on all of the convertible notes then outstanding to be due and payable. Upon such declaration, such principal amount, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the convertible notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination." If any event of default specified in clause (viii) above occurs with respect to us, all unpaid principal of, and accrued and unpaid interest on the convertible notes then outstanding will automatically become due and payable, subject to the provisions described in "-- Subordination," without any declaration or other act on the part of the trustee or any holder of notes.

     Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding convertible notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default, provided, however, that the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal or interest) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the convertible notes then outstanding by notice to the trustee may rescind any acceleration of the convertible notes and its consequences if all existing events of default (other than the nonpayment of principal, interest that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent default or event of default or impair any right consequent thereto.

     The holders of a majority in aggregate principal amount of the convertible notes then outstanding may, on behalf of the holders of all the convertible notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or interest on the convertible notes (other than the non-payment of principal and interest that has become due solely by virtue of an acceleration that has been duly rescinded as provided above), or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes, or with respect to a failure to purchase any notes tendered pursuant to an offer to repurchase upon the occurrence of a Designated Event.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

FORM, DENOMINATION AND REGISTRATION

     Convertible notes that were issued initially in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S are be represented by a single, permanent global note in definitive, fully-registered form without interest coupons. The global note was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors who are Qualified Institutional Buyers and who purchase convertible notes in reliance on Rule 144A under the Securities Act hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Investors who purchase convertible notes in offshore transactions in reliance on Regulation S under the Securities Act hold their interests in the global note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Clearstream Banking, societe anonyme, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold interests in the global note on behalf of their participants through their respective depositaries, which in turn hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

     Convertible notes transferred to institutional accredited investors that are not Qualified Institutional Buyers are issued and physically delivered in fully registered, definitive form and may not be represented by interests in the global note. Otherwise, except in the limited circumstances described below, holders of notes represented by interests in the global note are not be entitled to receive notes in definitive form.

     Upon transfer of a convertible note in definitive form to a Qualified Institutional Buyer pursuant to Rule 144A or in an offshore transaction pursuant to Regulation S, the definitive note will be exchanged for an interest in the global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

     Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

     - securities brokers and dealers;

     - banks;

     - trust companies;

     - clearing corporations; and

     - certain other organizations.

     Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the global note, DTC credited, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts credited were designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global note other than participants).

     So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the convertible notes represented by the global note for all purposes under the indenture and the convertible notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

     We will make payments of the principal and interest (including interest make-whole payments, if any) on the convertible notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note;

     - maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

     - any other aspect of the relationship between DTC and its participants; or

     - the relationship between such participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell convertible notes to persons in jurisdictions that require such delivery of such convertible notes or to pledge such convertible notes, such holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of convertible notes (including the presentation of convertible notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of the portion of the aggregate principal amount of the convertible notes as to which the participant or participants has or have given such direction. However, if there is an event of default under the convertible notes, DTC will exchange the global note for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global note that will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture and the convertible notes may be made with the consent of the holders of a majority of the aggregate principal amount of the convertible notes outstanding, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected:

     - change the due date of the principal of, or any installment of interest on, any convertible note;

     - reduce the principal amount of, or interest on, convertible notes;

     - change the place or currency of payment of principal of, or interest on, any convertible note;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any convertible note;

     - reduce the above stated percentage of outstanding convertible notes necessary to modify or amend the indenture;

     - reduce the percentage of aggregate principal amount of outstanding convertible notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

     - modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified;

     - following the mailing of any notice of a Designated Event offer, modify such Designated Event offer in a manner materially adverse to the holders of convertible notes; or

     - except as permitted by the indenture, increase the conversion price or, other than as set forth in the next paragraph, modify the provisions of the indenture relating to conversion of the convertible notes in a manner adverse to the holders thereof.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to:

     - cure any ambiguity, defect or inconsistency;

     - provide for uncertificated convertible notes in addition to or in place of certificated convertible notes;

     - provide for the assumption of our obligations to holders of convertible notes in the case of a merger or consolidation;

     - provide for conversion rights of holders of convertible notes in certain events such as a consolidation, merger or sale of all or substantially all of our assets;

     - reduce the conversion rate;

     - make any change that would provide any additional rights benefits to holders of convertible notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     - comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust indenture Act of 1939, as amended.

     The holders of a majority in aggregate principal amounts of the outstanding convertible notes, on behalf of all holders of convertible notes, may waive our compliance with certain restrictive provisions of the indentures. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding convertible notes, on behalf of all holders of convertible notes, may waive any past default or event of default under the indenture, except a default in the payment of principal or interest, or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of convertible notes, or a default arising from failure to purchase any note tendered pursuant to an offer to repurchase as a result of a Designated Event offer.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while convertible notes remain outstanding if all outstanding convertible notes will become due and payable at their scheduled maturity within one year or we have:

     - deposited with the trustee an amount sufficient to pay and discharge all outstanding convertible notes on the date of their scheduled maturity; and

     - paid all other sums then payable by us under the indenture.

GOVERNING LAW

     The indenture provides that the convertible notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange convertible notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

     The registered holder of a convertible note will be treated as the owner of it for all purposes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     None of our directors, officers, employees, incorporator or stockholders, as such, has any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of convertible notes by accepting a convertible note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of convertible notes all quarterly and annual financial information (without exhibits) required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We are not required to file any report or other information with the SEC if the SEC does not permit such filing.

THE TRUSTEE

     On June 26, 2001, The Bank of New York, a corporation organized and existing under the laws of the State of New York, succeeded to substantially all the corporate trust business of U.S. Trust Company, National Association and, in accordance with Section 612 of the indenture, become the successor to the trustee. You may contact the trustee through U.S. Trust Company, National Association, agent for the trustee, by mail at 114 West 47th Street, New York, NY 10036, Attention: Patricia Gallagher or by telephone at (212)852-1664.

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default occurs (and is not cured) and holders of the convertible notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of that person's own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its offer to the trustee security and indemnity satisfactory to it.

     The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     A "Change of Control" will be deemed to have occurred at such time as any of the following occur:

     - any person or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River Investments, L.L.C., Mr. Craig O. McCaw and their respective affiliates or an underwriter engaged in a firm commitment underwriting on behalf of us) shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of our Voting Stock;

     - neither Mr. Craig O. McCaw nor any person designated by him to us as acting on his behalf shall be a director of XO Communications; or

     - during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by the shareholders was proposed by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Current Market Price" of class A common stock for any day means the last reported per share sale price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing per share bid and asked prices on such day, regular way, in either case as reported on the NASDAQ National Market or, if the class A common stock is not quoted or admitted to trading on such quotation system, on the principal national securities exchange or quotation system on which the class A common stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the class A common stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NASDAQ member firm selected from time to time by our board of directors for that purpose, or, if not so available in such manner, as otherwise determined in good faith by our board of directors.

     A "default" means any event that is, or after notice or passage of time or both would be, an event of default.

     A "Designated Event" means:

     - a Change of Control; or

     - a Termination of Trading, provided that our credit agreement has terminated or the lenders under our credit agreement have waived certain restrictions with respect to the incurrence of indebtedness under Section
       6.1 thereof.

     "Designated Senior Debt" means our obligations under any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated Senior Debt for purposes of the indenture. The instrument, agreement or other document evidencing any Designated Senior Debt may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on our assets that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that we are contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Issue Date" means the date on which the convertible notes are first issued and authenticated under the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

     "Senior Debt" means the principal, and interest on, rent under, and any other amounts payable on or in or in respect of any of our Indebtedness (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Debt, any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (v) Indebtedness evidenced by the convertible notes, (w) any liability for federal, state, local or other taxes owed or owing by us, (x) our Indebtedness to any Subsidiary except to the extent such Indebtedness is of a type described in clause (ii) of the definition of Indebtedness, (y) our trade payables for goods, services or materials purchased in the ordinary course of business (other than, to the extent they may otherwise constitute such trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (z) any particular Indebtedness in which the instrument creating or evidencing the same expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the convertible notes.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person and
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

one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct policies, management and affairs thereof.

     A "Termination of Trading" will be deemed to have occurred if the class A common stock (or other Capital Stock into which the convertible notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the convertible notes and of class A common stock into which convertible notes may be converted. For purposes of this summary, (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code" and (2) the Internal Revenue Service is referred to as "the IRS."

     This summary:

     - does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances;

     - is based on laws, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis;

     - deals only with holders that will hold convertible notes and class A common stock into which convertible notes may be converted as "capital assets" within the meaning of Section 1221 of the Code;

     - does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold convertible notes as a position in a hedging transaction, "straddle," or "conversion transaction" for tax purposes, or persons deemed to sell convertible notes or class A common stock under the constructive sale provisions of the Code; and

     - discusses only the tax considerations applicable to the initial purchasers of the convertible notes who purchase the convertible notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the convertible notes.

     We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS may not agree with the statements and conclusions expressed in this summary. In addition, the IRS is not precluded from adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local, or other tax laws.

     Investors considering the purchase of convertible notes should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

     As used herein, the term "United States Holder" means a beneficial owner of a note or class A common stock that is, for United States federal income tax purposes:

     - a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

     - a corporation or other entity that is taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     A "Foreign Holder" is a beneficial owner of convertible notes or class A common stock that is not a United States Holder for United States Federal income tax purposes.

UNITED STATES HOLDERS

  PAYMENT OF INTEREST

     Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's regular method of accounting for United States federal income tax purposes. It is anticipated that the notes will not be issued with original issue discount.

  SALE, EXCHANGE OR REDEMPTION OF A NOTE

     Upon the sale, exchange or redemption of a convertible note, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the convertible notes , as described in "-- Adjustments to Conversion Rate" below. The deductibility of capital losses is subject to limitations.

     If a United States Holder exercises his right to put a convertible note to us upon a "Designated Event Offer" and we elect to fund the put by issuing shares of class A common stock to the holder, the exchange should have the tax consequences described below under "-- Conversion of the Convertible Notes," provided that the convertible note qualifies as "security" for federal income tax purposes. Although we intend to treat the convertible notes as "securities" for federal income tax purposes, the IRS is not precluded from adopting a contrary position. If the convertible notes do not qualify as "securities," then the exchange will constitute a taxable transaction with the consequences described in the preceding paragraph.

  ADJUSTMENTS TO CONVERSION RATE

     The conversion rate of the convertible notes is subject to adjustment under certain circumstances, as described under "Description of the Convertible
Notes -- Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the convertible notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of convertible notes in the fully diluted class A common stock (particularly an adjustment to reflect a taxable dividend to holders of class A common stock), whether or not the holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the convertible notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding class A common stock in the assets or earnings and profits of XO, then such increase in the proportionate interest of the holders of the class A common stock may be treated as a distribution to the holders, taxable as a dividend (as described below) to the extent of our current and/or accumulated earnings and profits.

  CONVERSION OF THE CONVERTIBLE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into class A common stock except with respect to cash received in lieu of a fractional share of class A common stock. A United States Holder's tax basis in the class A common stock received on conversion of a convertible note will be the same as such United States Holder's adjusted tax basis in the convertible note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the class A common stock received on conversion will generally include the holding period of the convertible note converted. However, to the extent that any class A common stock received upon conversion is considered attributable to accrued interest not previously included in income by the

United States Holder, it will be taxable as ordinary income. A United States Holder's tax basis in shares of class A common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

     Cash received in lieu of a fractional share of class A common stock upon conversion will be treated as a payment in exchange for the fractional share of class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of class A common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "-- Sale of Class A Common Stock."

     Under certain conditions following a "change of control" as defined under "Description of the Convertible Notes -- Repurchase at Option of Holders Upon a Designated Event," a United States Holder may be entitled upon conversion to receive additional consideration in the form of cash or securities of an issuer other than XO. See "Description of the Convertible Notes -- Conversion." To the extent that a United States Holder receives consideration other than our class A common stock upon conversion, a United States Holder will be required to recognize gain (but not loss), if any, to the extent of the lesser of (a) the amount of gain realized upon such conversion and (b) the amount of the cash and the fair market value of such securities received upon conversion. The amount of gain realized, if any, would be equal to the excess of (a) the sum of the cash, the fair market value of such securities and the fair market value of the shares of class A common stock received upon conversion of the convertible note over
(b) such United States Holder's adjusted tax basis in the convertible note. A United States Holder's adjusted tax basis in a convertible note generally will equal the cost of the convertible note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the convertible notes , as described in "-- Adjustments to Conversion Rate" above. Unites States Holders should consult their own tax advisors with respect to the specific tax treatment of the receipt of such consideration in their particular situations.

  DIVIDENDS

     Distributions, if any, paid or deemed paid on the class A common stock (or deemed distributions on the convertible notes as described above under "-- Adjustments to Conversion Rate") generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a United States Holder receives distributions on shares of class A common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the holder's basis in the shares of class A common stock. Any distributions in excess of the holder's basis in the shares of class A common stock generally will be treated as capital gains.

  SALE OF CLASS A COMMON STOCK

     Upon the sale or exchange of class A common stock, a United States Holder generally will recognize capital gains or losses equal to the difference between
(1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) the United States Holder's adjusted tax basis in the class A common stock (as described above under "-- United States Holders, Sale, Exchange or Redemption of a Note"). The deductibility of capital losses is subject to limitations.

FOREIGN HOLDERS

  STATED INTEREST

     Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

     - the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of XO entitled to vote (treating, for such purpose, convertible notes held by a holder as having been converted into class A common stock of the Company);

     - the holder is not a controlled foreign corporation that is related to XO through stock ownership; and

     - either (A) the beneficial owner of the convertible note, under penalties of perjury, provides us or our agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

     For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the "Portfolio Interest Exemption." Under new United States Treasury regulations that went into effect for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause
(3) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

     The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

     A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

     Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

     To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. United States Treasury regulations, which are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

  SALE, EXCHANGE OR REDEMPTION OF A CONVERTIBLE NOTE

     A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of convertible notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met, (2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (3) the Company is or has been a United States real property holding corporation ("USRPHC") at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as effectively connected income as described in (2)), unless (i) the convertible notes are considered to be "regularly traded" on an "established securities market" under applicable Treasury Regulations and (ii) the holder at no time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period owned (actually or constructively) more than 5% of the total value of the convertible notes. In the case of (2), the effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Additionally, in the case of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a disposition of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the convertible notes or a financial intermediary involved in any such transaction if the convertible notes are considered to be "regularly traded" on an "established securities market" under applicable Treasury Regulations.

  CONVERSION OF A CONVERTIBLE NOTE

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a convertible note into class A common stock by a Foreign Holder except (1) to the extent the class A common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "-- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a convertible note, in each case where the conditions described in
(1), (2) or (3) above under "-- Sale, Exchange or Redemption of a Convertible Note" is satisfied. Regardless of whether a conversion of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to us or a financial intermediary involved in any such transaction if the convertible notes are considered to be "regularly traded" on an "established trading market" under applicable Treasury Regulations.

  SALE OR EXCHANGE OF CLASS A COMMON STOCK

     A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of class A common stock unless either of the conditions described in (1) or (2) above under "-- Sale, Exchange or Redemption of a Convertible Note" is satisfied or we are or have been a USRPHC for United States federal income tax purposes at any time within the shorter of the five year period preceding such disposition or the Foreign Holder's holding period. We believe that, based upon our current assets, we are not, and anticipate that we will not become, a USRPHC. In general, we will be treated as a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. and non-U.S. real property and our other assets used or held in a trade or business. If we are, or become, a USRPHC, so long as the class A common stock continues to be regularly traded on an established securities market within the meaning of
Section 897(c)(3) of the Code, only a Foreign Holder who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the class A common stock will be subject to U.S. federal income tax on the disposition of the class A common stock. For purposes of the ownership test described above, a Foreign Holder of convertible notes will be considered as constructively owning the class A common stock into which such convertible notes are convertible. Regardless of whether a disposition of class A common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the class A common stock or a financial intermediary involved in any such transaction.

  DIVIDENDS

     Distributions by us with respect to the class A common stock that are treated as dividends paid or deemed paid (including a deemed distribution on the convertible notes or class A common stock as described above under "United States Holders; Adjustments to Conversion Rate") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by the holder, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If the Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers IRS Form W-8ECI to the payer.

     Under new United States Treasury Regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, a Foreign Holder of class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current United States Treasury Regulations, in the case of class A common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement generally is applied to the partners of the partnership and the partnership is required to provide certain information to the payer. The Treasury Regulations also provide look-through rules for tiered partnerships.

  DEATH OF A FOREIGN HOLDER

     A convertible note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to the convertible note would not have been effectively connected with the conduct by such Foreign Holder of a trade or business within the United States.

     Class A common stock actually or beneficially held, other than through a foreign corporation, by an individual who is not a citizen or resident of the United States at the time of his or her death, or previously transferred subject to certain retained rights or powers, will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a convertible note, dividends on class A common stock, and payments of the proceeds of the sale of a note or class A common stock to a United States Holder, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to establish properly that it is entitled to an exemption, (2) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required,
(3) is notified by the IRS that he has failed to report payments of interest or dividends property or (4) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

     Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption. Copies of these information returns may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

     Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the convertible notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of convertible notes or class A common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, holders of the convertible notes should consult their own tax advisors as to particular tax consequences to them or purchasing, holding and disposing of the convertible notes and the class A common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

     We have summarized some of the terms and provisions of our capital stock in this section. The summary is not complete. You should read our amended and restated Certificate of Incorporation, our restated by-laws and the certificate of designations relating to the applicable capital stock for additional information before you purchase any of our capital stock, or securities convertible into shares of our capital stock, including the notes.

AUTHORIZED COMMON STOCK

     Total Shares. We have the authority to issue a total of 1,120,000,000 shares of common stock consisting of:

     - 1,000,000,000 shares of Class A common stock, par value $0.02 per share; and

     - 120,000,000 shares of Class B common stock, par value $0.02 per share.

     Class A Common Stock. As of June 30, 2001, the number of shares of Class A common stock issued and outstanding was 317,075,246.

     Class B Common Stock. As of June 30, 2001, the number of shares of Class B common stock issued and outstanding was 105,414,226.

     Preemptive Rights. The holders of Class A common stock and Class B common stock do not have preemptive rights to purchase or subscribe for any of our stock or other securities.

CLASS A COMMON STOCK

     Voting Rights. Each outstanding share of Class A common stock is entitled to one vote per share and votes with the Class B common stock as a single class on all matters on which holders of common stock are entitled to vote.

     Dividends. Class A common stock participates equally in any dividend, when and as declared by our board of directors out of funds lawfully available therefor, with the Class B common stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of preferred stock, the Class A common stock participates equally with the Class B common stock.

CLASS B COMMON STOCK

     Voting Rights. Each outstanding share of Class B common stock is entitled to ten votes per share and votes with the Class A common stock as a single class on all matters on which holders of common stock are entitled to vote.

     Dividends. Class B common stock participates equally in any dividend, when and as declared by our board of directors out of funds lawfully available therefor, with the Class A common stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of preferred stock, the Class B common stock participates equally with the Class A common stock.

     Conversion. Each share of Class B common stock is convertible, at any time and at the option of the holder thereof, into one share of Class A common stock. In addition, each share of Class B common stock is convertible, at the option of our board of directors, into one share of our Class A common stock at any time the Class B common stock is transferred or presented to us for transfer on our records by the holder thereof.

PREFERRED STOCK

     At June 30, 2001, we had eight series of preferred stock outstanding. These series, the respective number of shares issued and outstanding, and the respective aggregate liquidation preferences, which amounts are equal to the respective redemption amounts, are summarized in the table below (dollars in thousands):

                                                                                     AGGREGATE
                                                               SHARES ISSUED &      LIQUIDATION
                                                              OUTSTANDING AS OF   PREFERENCE AS OF
                                                                JUNE 30, 2001      JUNE 30, 2001
                                                              -----------------   ----------------
14% Series A Senior Exchangeable Redeemable Preferred
  Shares....................................................     10,233,065          $  511,653
6 1/2% Series B Cumulative Convertible Preferred Stock......      2,122,795             106,140
Series C Cumulative Convertible Participating Preferred
  Stock.....................................................        584,375             584,375
Series D Convertible Participating Preferred Stock..........        265,625             265,625
13 1/2% Series E Senior Redeemable Exchangeable Preferred
  Stock.....................................................        222,778             222,778
7% Series F Convertible Redeemable Preferred Stock..........         57,126              57,126
Series G Cumulative Convertible Participating Preferred
  Stock.....................................................        268,750             268,750
Series H Convertible Participating Preferred Stock..........        131,250             131,250
                                                                 ----------          ----------
     Total..................................................     13,885,764          $2,147,697
                                                                 ==========          ==========

     We have summarized all material terms of our issued and outstanding preferred stock in this section, including the terms set forth in the amendments made to the certificates of designations for our series C, series D, series G and series H preferred stock in connection with the June 2001 closing of an equity investment in XO. However, you should read our amended and restated certificate of incorporation, our restated bylaws and the certificate of designations relating to the applicable series of the preferred stock that we file with the SEC for additional information before you purchase any of our preferred stock.

14% SERIES A SENIOR EXCHANGEABLE REDEEMABLE PREFERRED SHARES

     Voting Rights. Holders of series A preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders except where such vote will effect their liquidation priority, their rights under our certificate of incorporation or bylaws, or result in a prohibited merger, acquisition or asset sale.

     Dividends. Holders of series A preferred stock are entitled to a dividend of 14% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date (as defined in the certificate of designation of the series A preferred stock). Dividends are payable in cash, except that on each dividend payment date that occurs on or before February 1, 2002, we may, at our option, pay the dividend by issuing additional shares of series A preferred stock with an aggregate liquidation preference equal to the amount of such dividend.

     Exchange. The series A preferred stock is exchangeable, at our option, for our 14% senior subordinated notes due 2009. The exchange rate is $1.00 principal amount of our 14% senior subordinated notes due 2009 for each $1.00 of aggregate liquidation preference of series A preferred stock. If we exchange the series A preferred stock, we must comply with specified notice and other administrative provisions. The exchange can occur only on a scheduled dividend payment date for the series A preferred stock. We may not exchange the series A preferred stock unless on the date of the exchange there are no accumulated and unpaid dividends (including the dividend payable on the exchange date) on the series A preferred stock or other contractual impediments to the exchange. In addition, we may not execute the exchange if a default or event of default under either the indenture governing the 14% senior subordinated notes or our 12 1/2% Senior Notes due 2006, would exist immediately after the exchange.

     Conversion. Holders of our series A preferred stock have no rights to convert the shares into or exchange the shares for shares of any other class of our capital stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series A preferred stock shall receive its liquidation preference on parity with the distribution to our series E preferred stock, but prior to any distribution to our series B, series C, series D, series F, series G and series H preferred stock and each class of our common stock.

     Redemption. We are required to redeem all of the series A preferred stock outstanding on February 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Subject to provisions of our indentures, we may amend our certificate of incorporation to provide for redemption of the series A preferred stock, in whole or in part, at our option, at any time on or after February 1, 2002, at redemption rates expressed as a percentage of the liquidation preference, commencing with 107% on February 1, 2002 and declining to 100% on February 1, 2006, plus accumulated and unpaid dividends to the date of redemption.

6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Voting Rights. Holders of series B preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders except where such vote will effect their liquidation priority, their rights under our certificate of incorporation or bylaws, or result in a prohibited merger, acquisition or asset sale.

     Dividends. Holders of series B preferred stock are entitled to a dividend of 6 1/2% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date (as defined in the certificate of designation of the series B preferred stock). Dividends are payable in cash.

     Conversion. Each share of our series B preferred stock is convertible, at the option of the holder, into 4.58 shares, subject to specified adjustments, of our Class A common stock. We can cause this conversion right to expire at any time from April 15, 2001 through and including April 15, 2006, upon notice, if the closing price of our Class A common stock is greater than $13.10, subject to specified adjustments, for 20 trading days in any period of 30 consecutive trading days. We cannot cause the conversion right to expire if there are any accrued but unpaid dividends on the series B preferred stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series B preferred stock shall receive its liquidation preference after the distribution to our series A, series C, series D, series E, series G, and series H preferred stock, on parity with the distribution to our series F preferred stock and, but prior to any distribution to each class of our common stock.

     Redemption. We are required to redeem all of the series B preferred stock outstanding on March 31, 2010 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. We may redeem the series B preferred stock any time after April 16, 2006 at a redemption price equal to 100% of the liquidation preference. In May 2000, certain holders of the series B preferred stock converted their shares into approximately 8.1 million shares of our Class A common stock based on a conversion rate of 4.58 shares of Class A common stock for each share of series B preferred stock converted, in consideration for our cash payment of approximately $4.7 million, which has been reported as a preferred stock dividend in the second quarter of 2000.

SERIES C CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series C preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than the election of directors. The holders of the series C preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of the series C preferred stock.

     Dividends. Holders of series C preferred stock are entitled to a dividend of $54.5455 per share in cash, per annum, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

     Conversion. Each share of our series C preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series C Conversion Shares.

     The Aggregate Series C Conversion Shares is calculated as follows:

     - First, determine the sum of $727.273 and all accrued and unpaid dividends on the series C preferred stock through the date of conversion. Multiply this sum by the total number of shares of series C preferred stock outstanding.

     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series C preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series C preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.

     - Third, determine the aggregate Liquidation Preferences of the shares of series C preferred stock and series D preferred stock. The Liquidation Preference for each of the series C and series D preferred stock is equal to the total number of shares of the relevant series of preferred stock outstanding at the time of conversion multiplied by the sum of $1,000 and all accrued and unpaid dividends on a share of the relevant series of preferred stock at the time of the conversion.

     - Fourth, divide the aggregate Liquidation Preferences of the series C and series D preferred stock by $17.00, subject to specified adjustments. This amount is called the Aggregate Conversion Shares.

     - Fifth, if the Aggregate Conversion Shares is greater than the total received in step 2, determine the amount of the excess. Multiply this excess by .375.

     - Sixth, add the step two result to the step five result and divide this amount by the total number of shares of series C preferred stock outstanding at the time of the conversion. This product is the Aggregate Series C Conversion Shares.

     Upon the exercise of this conversion option, a proportional amount of the series D preferred stock automatically converts into shares of our Class A common stock in accordance with the terms of the certificate of designations of the series D preferred stock. We will select the shares of series D preferred stock called for automatic conversion in accordance with the terms of the certificate of designations for the series D preferred stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series C preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series D, series G, and series H preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series C preferred stock may require us to redeem those shares during the 180-day period commencing January 20, 2010 at a redemption price equal to 100% of the liquidation preference. We may redeem the series C preferred stock at any time after the later of January 20, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series C preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

SERIES D CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series D preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than the election of directors. The holders of the series D preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of the series D preferred stock.

     Dividends. If we pay a dividend in cash on our common stock, holders of series D preferred stock are entitled to a dividend of 62.5% of the amount of dividends that would be paid with respect to the series C preferred stock and the series D preferred stock taken together if converted into common stock on the record date for the dividend.

     Conversion. Each share of our series D preferred stock is convertible, automatically or at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series D Conversion Shares.

     The Aggregate Series D Conversion Shares is calculated as follows:

     - First, determine the sum of $727.273 and all accrued and unpaid dividends on the series C preferred stock through the date of conversion. Multiply this sum by the total number of shares of series C preferred stock outstanding.

     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series D preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series D preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.

     - Third, compare the result received in step two to the Aggregate Conversion Shares, which is defined in connection with the description of the conversion terms of the series C preferred stock. If the Aggregate Conversion Shares is greater, determine the excess. If the result received in step two is greater, the shares of series D preferred stock are not then convertible.

     - Fourth, multiply the excess of the Aggregate Conversion Shares over the result received in step two by .625. Divide this product by the total number of shares of series D preferred stock outstanding at the time of the conversion. This product is the Aggregate Series D Conversion Shares.

     As discussed above in connection with the explanation of the conversion terms of the series C preferred stock, each time that shares of our series C preferred stock are converted into shares of our Class A common stock, a proportional amount of the series D preferred stock automatically converts into the number of shares of our Class A common stock equal to the Aggregate Series D Conversion Shares. We will select the shares of series D preferred stock called for automatic conversion in accordance with the requirements of the principal national securities exchange, if any, on which the shares of the series D preferred stock are then listed. If the shares of the series D preferred stock are not so listed, we will select the called shares on a pro rata basis, by lot or by another method that we determine is fair and appropriate.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series D preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series G, and series H preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series D preferred stock may require us to redeem those shares during the 180-day period commencing January 20, 2010. We may redeem the series D preferred stock at any time after the later of January 20, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series D preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

13 1/2% SERIES E SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2010

     Voting Rights. Holders of series E preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders. However, upon the occurrence of certain events, series E preferred stockholders may be permitted to elect additional directors to the board of directors.

     Dividends. Holders of series E preferred stock are entitled to a dividend of 13 1/2% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each of March 1, June 1, September 1, and December 1 of each year. Dividends are payable in cash, except that on each dividend payment date occurring on or prior to June 1, 2003, dividends may be paid, at our option, by the issuance of additional shares of series E preferred stock having an aggregate liquidation preference equal to the amount of such dividend.

     Exchange. The series E preferred stock is exchangeable, at our option, for our 13 1/2% senior subordinated debentures due 2010. The exchange rate is $1.00 principal amount of our 13 1/2% senior subordinated debentures due 2010 for each $1.00 of aggregate liquidation preference of series E preferred stock. If we exchange the series E preferred stock, we must comply with specified notice and other administrative provisions. The exchange can occur only on a scheduled dividend payment date for the series E preferred stock. We may not exchange the series E preferred stock unless on the date of the exchange there are no accumulated and unpaid dividends (including the dividend payable on the exchange date) on the series E preferred stock or other contractual impediments to the exchange. In addition, we may not execute the exchange if a default or event of default under the indenture governing the 13 1/2% senior subordinated debentures would exist immediately after the exchange.

     Conversion. Holders of our series E preferred stock have no rights to convert the shares into or exchange the shares for shares of any other class of our capital stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series E preferred stock shall receive its liquidation preference on parity with the distribution to our series A preferred stock, but prior to any distribution to our series B, series C, series D, series F, series G, and series H preferred stock and each class of our common stock.

     Redemption. We are required to redeem the series E preferred stock at their liquidation preference, plus accumulated and unpaid dividends, on June 1, 2010. We may redeem the series E preferred stock in whole or in part, at any time on or after June 1, 2003, at redemption rates expressed as a percentage of the liquidation preference commencing with 106.75% on June 1, 2003, and declining to 100% on June 1, 2008, plus accumulated and unpaid dividends to the date of redemption.

7% SERIES F CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2010

     Voting Rights. Except as required by law, holders of series F preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders.

     Dividends. Holders of series F preferred stock are entitled to a dividend of 7% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each of March 1, June 1, September 1, and December 1 of each year. Dividends are payable in cash, except that dividends may be paid, at our option, by the issuance of additional shares of series F preferred stock having an aggregate liquidation preference equal to the amount of such dividend.

     Conversion. Each share of our series F preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the aggregate liquidation preference on the shares of series F preferred stock to be converted (plus, in the event the shares are converted on a date other than a dividend payment date, accrued and unpaid dividends on the shares through the date of the conversion), divided by the conversion price of $31.0258, subject to specified adjustments.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series F preferred stock shall receive its liquidation preference after the distribution to our series A, series C, series D, series E, series G, and series H preferred stock, on parity with the distribution to our series B preferred stock, but prior to any distribution to each class of our common stock.

     Redemption. We are required to redeem the series F preferred stock at their liquidation preference, plus accumulated and unpaid dividends, on September 1, 2010. We may redeem the series F preferred stock, in whole or in part, at any time on or after June 1, 2003, at redemption rates commencing with 105.125%, and declining to 100% on June 1, 2010.

SERIES G CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series G preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than for election of directors. So long as the holders of series C preferred stock are entitled to designate and elect a director nominated by such holders, the holders of series G preferred stock are not entitled to vote for the election of any directors. If the holders of series C preferred stock no longer have such right, the holders of series G preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of series G preferred stock.

     Dividends. Holders of series G preferred stock are entitled to receive a dividend of $55.814 per share in cash, per annum, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

     Conversion. Each share of our series G preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series G Conversion Shares.

     The Aggregate Series G Conversion Shares is calculated as follows:

     - First, determine the sum of $706.9767 and all accrued and unpaid dividends on the series G preferred stock through the date of conversion. Multiply this sum by the total number of shares of series G preferred stock outstanding.

     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series G preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series G preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.

     - Third, determine the aggregate Liquidation Preferences of the shares of series G preferred stock and series H preferred stock. The Liquidation Preference for each of the series G and series H preferred stock is equal to the total number of shares of the relevant series of preferred stock outstanding at the time of conversion multiplied by the sum of $1,000 and all accrued and unpaid dividends on a share of the relevant series of preferred stock at the time of the conversion.

     - Fourth, divide the aggregate Liquidation Preferences of the series G and series H preferred stock by $17.00, subject to specified adjustments. This amount is called the Aggregate Conversion Shares.

     - Fifth, if the Aggregate Conversion Shares is greater than the total received in step 2, determine the amount of the excess. Multiply this excess by .375.

     - Sixth, add the step two result to the step five result and divide this amount by the total number of shares of series G preferred stock outstanding at the time of the conversion. This product is the Aggregate Series G Conversion Shares.

     Upon the exercise of this conversion option, a proportional amount of the series H preferred stock automatically converts into shares of our Class A common stock in accordance with the terms of the certificate of designations of the series H preferred stock. We will select the shares of series H preferred stock called for automatic conversion in accordance with the terms of the certificate of designations for the series H preferred stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series G preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series D, and series H preferred stock, but prior to any distribution to our class of series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series G preferred stock may require us to redeem those shares during the 180-day period commencing on July 6, 2010. We may redeem the series G preferred stock at any time after the later of July 6, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series G preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

SERIES H CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series H preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than for election of directors. So long as the holders of series D preferred stock are entitled to designate and elect a director nominated by such holders, the holders of series H preferred stock are not entitled to vote for the election of any directors. If the holders of series D preferred stock no longer have such right, the holders of series H preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of series H preferred stock.

     Dividends. If we pay a dividend in cash on our common stock, holders of the Series H preferred stock are entitled to a dividend of 62.5% of the amount of dividends that would be paid with respect to the series G preferred stock and the series H preferred stock taken together if converted into common stock on the record date for the dividend.

     Conversion. Each share of our series H preferred stock is convertible, automatically or at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series H Conversion Shares.

     The Aggregate Series H Conversion Shares is calculated as follows:

     - First, determine the sum of $706.9767 and all accrued and unpaid dividends on the series G preferred stock through the date of conversion. Multiply this sum by the total number of shares of series G preferred stock outstanding.

     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series H preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series H preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.

     - Third, compare the result received in step two to the Aggregate Conversion Shares, which is defined in connection with the description of the conversion terms of the series G preferred stock. If the Aggregate Conversion Shares is greater, determine the excess. If the result received in step two is greater, the shares of series H preferred stock are not then convertible.

     - Fourth, multiply the excess of the Aggregate Conversion Shares over the result received in step two by .625. Divide this product by the total number of shares of series H preferred stock outstanding at the time of the conversion. This product is the Aggregate Series H Conversion Shares.

     As discussed above in connection with the explanation of the conversion terms of the series G preferred stock, each time that shares of our series G preferred stock are converted into shares of our Class A common stock, a proportional amount of the series H preferred stock automatically converts into the number of shares of our Class A common stock equal to the Aggregate Series H Conversion Shares. We will select the shares of series H preferred stock called for automatic conversion in accordance with the requirements of the principal national securities exchange, if any, on which the shares of the series H preferred stock are then listed. If the shares of series H preferred stock are not so listed, we will select the called shares on a pro rata basis, by lot or by another method that we determine is fair and appropriate.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series H preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series D, and series G preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series H preferred stock may require us to redeem those shares during the 180-day period commencing on July 6, 2010. We may redeem the series H preferred stock at any time after the later of July 6, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series H preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

                   DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

     The following is a description of all material terms of our material outstanding indebtedness. Copies of our senior secured credit facility and the indentures to which each outstanding issue of notes relates are available upon request to us.

SENIOR SECURED CREDIT FACILITY

     In February 2000, we entered into a $1,000.0 million senior secured credit facility underwritten by a syndicate of banks and other financial institutions. The credit facility consists of a $387.5 million tranche A term loan facility, a $225.0 million tranche B term loan facility and a $387.5 million revolving credit facility. As of June 30, 2001, we had borrowed $612.5 million under this facility and in July 2001 we borrowed the remaining availability of $387.5 million.

     All obligations under the credit facility are secured by the telecommunications assets purchased using the proceeds thereof, other assets up to $125.0 million, all intercompany receivables owed to us by our subsidiaries and the stock of our direct subsidiaries. Our subsidiaries have guaranteed $125.0 million of the obligations allocated ratably among the credit facility.

     Both the revolving credit facility and the tranche A term loan facility mature on December 31, 2006, and the tranche B term loan facility matures on June 30, 2007. The maturity date for each of the facilities will automatically be accelerated to October 31, 2005, unless we have refinanced our $350.0 million 12 1/2% Senior Notes by April 15, 2005.

     Amounts drawn under the revolving credit facility and the term loans bear interest, at our option, at the alternate base rate or reserve-adjusted London Interbank Offered Rate (LIBOR) plus, in each case, applicable margins. As of June 30, 2001, the interest rate on the amount outstanding under our tranche A term loan was 6.9% for the first borrowing of $150.0 million and 6.8% for the second borrowing of $237.5 million and under our tranche B term loan was 7.4%. There were no outstanding borrowings under our revolving credit facility as of June 30, 2001. In July 2001, we borrowed the remaining availability of $387.5 million under our revolving credit facility.

     The credit agreement requires us to meet and maintain specific financial ratios and tests. The following ratios and tests are applicable through the first fiscal quarter of 2003:

     - a minimum revenues test;

     - a minimum access lines test;

     - a maximum senior secured debt to capitalization ratio;

     - a maximum total net debt to total capitalization ratio;

     - a maximum total senior secured debt to gross property, plant and equipment ratio; and

     - a maximum senior secured debt to annualized adjusted EBITDA ratio.

     Beginning with the second fiscal quarter of 2003, the credit agreement requires us to meet and maintain the following financial ratios:

     - a maximum total senior secured debt to annualized consolidated EBITDA ratio;

     - a maximum consolidated total debt to annualized consolidated EBITDA ratio;

     - a minimum consolidated EBITDA to consolidated cash interest expense ratio; and

     - a minimum annualized consolidated EBITDA to pro forma consolidated debt service ratio.

     The credit agreement also contains customary negative covenants restricting and limiting our ability to engage in certain activities, including but not limited to:

     - limitations on indebtedness, guarantee obligations and the incurrence of liens;

     - restrictions on sale lease back transactions, consolidations, mergers, liquidations, dissolutions, leases, sales of assets, transactions with affiliates, loans, advances and investments;

     - restrictions on issuance of preferred stock, dividends and distributions on capital stock and other similar distributions; and

     - optional payments and modifications of other debt instruments, transactions with affiliates, changes in fiscal year, and engaging in any business other than the telecommunications and data and voice transmission business (including enhanced services delivered over data and/or telecommunications networks).

     The secured credit facility contains customary events of default. Upon a change of control, we must prepay in full the outstanding principal amount of all loans under the credit facility, together with all accrued interest, fees and other expenses owing under the credit facility and related agreements.

SENIOR NOTES AND SENIOR DISCOUNT NOTES

     As of June 30, 2001, we had outstanding ten issues of senior notes and senior discount notes totaling $4,086.1 million in principal amount and accreted value, as follows:

                                                                    AS OF
                                                                JUNE 30, 2001
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
12 1/2% Senior Notes due 2006.............................        $  350,000
9 5/8% Senior Notes due 2007..............................           400,000
9% Senior Notes due 2008..................................           334,547
9.45% Senior Discount Notes due 2008......................           539,959
10 3/4% Senior Notes due 2008.............................           500,000
10 3/4% Senior Notes due 2009.............................           675,000
12 1/4% Senior Discount Notes due 2009....................           416,452
10 1/2% Senior Notes due 2009.............................           400,000
12 1/8% Senior Discount Notes due 2009....................           304,401
12 3/4% Senior Notes due 2007.............................           165,707
                                                                  ----------
Total.....................................................        $4,086,066
                                                                  ==========

     The senior notes and senior discount notes are our unsecured senior obligations and will rank equally in right of payment with one another, with all our other existing senior obligations and with our future senior obligations. They will rank senior in right of payment to our existing subordinated notes and to any subordinated notes we issue in the future.

     Each of the indentures governing each of our senior notes and senior discount notes restricts, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with such notes, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to such notes. Each such indenture permits, under certain circumstances, our subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of such indenture.

     Except in connection with a Change of Control or an Asset Disposition (as defined in each such indenture), we are not required to make mandatory redemption or sinking fund payments with respect to such notes. In connection with a Change of Control, we must make an offer to purchase all of our then outstanding senior notes and senior discount notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest to the date of purchase. In connection with an Asset Disposition, we must use the proceeds to make an offer to purchase all of our then outstanding senior notes and senior discount notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase, unless such repurchase is prohibited by any Bank Credit Agreement or Vendor Financing Facility (as defined in each such indenture) then in place.

     Each such indenture contains standard events of default, including:

     - defaults in the payment of principal, premium or interest;

     - defaults in the compliance with covenants contained in the indenture;

     - cross defaults on more than $10 million of other indebtedness;

     - failure to pay more than $10 million of judgments; and

     - certain events of our subsidiaries.

  DESCRIPTION OF THE 12 1/2% SENIOR NOTES DUE 2006

     General. We, together with XO Capital, Inc., our wholly owned subsidiary, issued $350 million of 12 1/2% Senior Notes due April 15, 2006 pursuant to an indenture among us, XO Capital and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 12 1/2% Notes due 2006 are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% Notes due 2006 accrues at 12 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year.

     Optional Redemption. The 12 1/2% Notes due 2006 are redeemable on or after April 15, 2001, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2001........................................................   106.250%
2002........................................................   104.167%
2003........................................................   102.083%
2004 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9 5/8% SENIOR NOTES DUE 2007

     General. We issued $400 million of 9 5/8% Senior Notes due 2007 pursuant to an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9 5/8% Notes due 2007 are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes due 2007 accrues at 9 5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year.

     Optional Redemption. The 9 5/8% Notes due 2007 are redeemable on or after October 1, 2002, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   104.813%
2003........................................................   103.208%
2004........................................................   101.604%
2005 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9% SENIOR NOTES DUE 2008

     General. We issued $335 million of 9% Senior Notes due 2008 pursuant to an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9% Notes due 2008 are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes due 2008 accrues at 9% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year.

     Optional Redemption. The 9% Notes due 2008 are redeemable on or after March 15, 2003, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.500%
2004........................................................   103.000%
2005........................................................   101.500%
2006 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9.45% SENIOR DISCOUNT NOTES DUE 2008

     General. We issued $636,974,000 aggregate principal amount at stated maturity of 9.45% Senior Discount Notes due 2008 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9.45% Notes due 2008 are limited to $636,974,000 aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes due 2008 were issued at a discount from their principal amount to generate aggregate gross proceeds of approximately $400 million. The 9.45% Notes due 2008 accrete at a rate of 9.45% compounded semi-annually to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes due 2008 prior to April 15, 2003. The 9.45% Notes due 2008 bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.

     Optional Redemption. The 9.45% Notes due 2008 are redeemable on or after April 15, 2003, at our option, in whole or in part, and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices, expressed as percentages of the principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.725%
2004........................................................   103.150%
2005........................................................   101.575%
2006 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 10 3/4% SENIOR NOTES DUE 2008

     General. We issued $500 million principal amount of 10 3/4% Senior Notes due 2008 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 10 3/4% Notes due 2008 are limited in aggregate principal amount to $500 million and will mature on November 15, 2008. Interest on the 10 3/4% Notes due 2008
accrues at 10 3/4% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year.

     Optional Redemption. The 10 3/4% Notes due 2008 are redeemable on or after November 15, 2003, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, described below plus accrued interest, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.375%
2004........................................................   103.583%
2005........................................................   101.792%
2006 and thereafter.........................................   100.000%

     In addition, at any time on or before November 15, 2001, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 3/4% Notes due 2008 with the net proceeds of a sale of common equity at a redemption price equal to 112.75% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 3/4% Notes due 2008 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 1/4% SENIOR DISCOUNT NOTES DUE 2009

     General. We issued $588,926,000 aggregate principal amount at stated maturity of 12 1/4% Senior Discount Notes due 2009 under an indenture between us and U.S. Trust Company of Texas, as trustee.

     Principal, Maturity and Interest. The 12 1/4% Notes due 2009 are limited to $588,926,000 aggregate principal amount at stated maturity and will mature on June 1, 2009. The 12 1/4% Notes due 2009 were issued at a discount from their principal amount to generate aggregate gross proceeds of approximately $325 million. The 12 1/4% Notes due 2009 accrete at a rate of 12 1/4% compounded semi-annually to an aggregate principal amount of $588,926,000 by June 1, 2004. No interest will accrue on the 12 1/4% Notes due 2009 prior to June 1, 2004. The 12 1/4% Notes due 2009 bear interest at 12 1/4% per annum payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2004, accruing from June 1, 2004, or from the most recent interest payment date to which interest has been paid or provided.

     Optional Redemption. The 12 1/4% Notes due 2009 are redeemable on or after June 1, 2004, at our option, in whole or in part, and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   106.125%
2005........................................................   104.083%
2006........................................................   102.042%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/4% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the Accreted Value (as defined in the indenture relating to the 12 1/4% Notes due 2009), plus accrued and unpaid interest, provided that at least 66 2/3% of the original principal amount of the 12 1/4% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 10 3/4% NOTES DUE 2009

     General. We issued $675 million principal amount of 10 3/4% Senior Notes due 2009 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 10 3/4% Notes due 2009 are limited in aggregate principal amount to $675 million and will mature on June 1, 2009. Interest on the 10 3/4% Notes due 2009 accrues at 10 3/4% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1999.

     Optional Redemption. The 10 3/4% Notes due 2009 are redeemable on or after June 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   105.375%
2005........................................................   103.583%
2006........................................................   101.792%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 3/4% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 110.75% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 3/4% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 1/8% SENIOR DISCOUNT NOTES DUE 2009

     General. We issued $455 million aggregate principal amount of 12 1/8% Senior Discount Notes due 2009 under an indenture between us and U.S. Trust Company of Texas, as trustee.

     Principal, Maturity And Interest. The 12 1/8% Notes due 2009 are limited to an aggregate principal amount of $455 million at stated maturity and will mature on December 1, 2009. The 12 1/8% Notes due 2009 were issued at a discount from their principal amount to generate aggregate gross proceeds of $251.4 million. The 12 1/8% Notes due 2009 accrue at a rate of 12 1/8% compounded semi-annually to an aggregate principal amount of $455 million by December 1, 2004. No interest will accrue on the 12 1/8% Notes due 2009 prior to December 1, 2004. The 12 1/8% Notes due 2009 bear interest at 12 1/8% per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2005, accruing from December 1, 2004 or from the most recent interest payment date from which interest has been paid or provided.

     Optional Redemption. The 12 1/8% Notes due 2009 are redeemable on or after December 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   106.063%
2005........................................................   104.042%
2006........................................................   102.021%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before December 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/8% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 112.125% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 12 1/8% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 10 1/2% SENIOR NOTES DUE 2009

     General. We issued $400 million principal amount of 10 1/2% Senior Notes due 2009 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity And Interest. The 10 1/2% Notes due 2009 are limited in aggregate principal amount to $400 million and will mature on December 1, 2009. Interest on the 10 1/2% Notes accrues at 10 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2000.

     Optional Redemption. The 10 1/2% Notes due 2009 are redeemable on or after December 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   105.250%
2005........................................................   103.500%
2006........................................................   101.750%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 1/2% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 110.5% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 1/2% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 3/4% SENIOR NOTES DUE 2007

     General. In connection with the Concentric merger, we assumed $150 million principal amount of 12 3/4% Senior Notes due 2007 issued by Concentric under an indenture between Concentric and Chase Manhattan Bank and Trust Company, National Association, as trustee.

     Principal, Maturity and Interest. The 12 3/4% Notes due 2007 are limited in aggregate principal amount to $150 million and will mature on December 15, 2007. Interest on the 12 3/4% Notes due 2007 accrues at 12 3/4% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1998.

     Optional Redemption. The 12 3/4% Notes due 2007 are redeemable on or after December 15, 2002, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   106.375%
2003........................................................   104.250%
2004........................................................   102.125%
2005 and thereafter.........................................   100.000%

SUBORDINATED NOTES

     Our subordinated notes are unsecured obligations and will rank equally in right of payment with one another, with all our other existing subordinated obligations and with our future subordinated obligations.

     We are not required to make any mandatory or sinking fund payments with respect to our subordinated notes.

     The indenture governing our subordinated notes contains standard events of default, including:

     - defaults in the payment of principal, premium or interest;

     - defaults in the compliance with covenants contained in the indenture;

     - cross defaults on more than $10 million of other indebtedness;

     - failure to pay more than $10 million of judgments; and

     - certain events of our subsidiaries.

  5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009

     General. On January 12, 2001 we issued $517.5 million principal amount of 5 3/4% Convertible Subordinated Notes due 2009 under an indenture between us and U.S. Trust Company, National Association, as trustee.

     Principal, Maturity And Interest. The 5 3/4% Notes due 2009 are limited in aggregate principal amount to $517.5 million and will mature on January 15, 2009. Interest on the 5 3/4% Notes due 2009 accrues at 5 3/4% per annum and is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2001.

     Redemption. The 5 3/4% Notes due 2009 are not redeemable prior to maturity.

     Conversion. The 5 3/4% Notes due 2009 are convertible at any time prior to maturity into 39.1484 shares of our class A common stock for each $1,000 of outstanding principal amount, equivalent to a conversion price of approximately $25.5438 per share of Class A common stock, subject to adjustment as set forth in the indenture. On or after January 18, 2003, we may terminate the conversion rights of holders. We may terminate the conversion rights only if the current market price of our Class A common stock equals or exceeds 150%, on or prior to January 18, 2004, or 135%, thereafter, of the conversion price then in effect for at least 20 trading days in any 30-day trading period, including the last day of the period. If the conversion termination date occurs on or before January 18, 2004, we will make a make-whole payment in cash with respect to the notes converted into Class A common stock after the date of the press release announcing the termination. The amount of the make-whole payment will be the present value of all interest payments that thereafter would have been payable on the notes on each semi-annual interest payment date from the conversion termination date through January 15, 2004. If the conversion termination date occurs on or after January 19, 2004, we will not make any make-whole payment.

                                SELLING HOLDERS

     The convertible notes were originally issued by us and sold by Salomon Smith Barney and Goldman, Sachs & Co., the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by the initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. Persons in reliance on Regulation S. The selling holders (which term includes their transferees, pledges donees or their successors) may from time to time offer and sell any or all of the convertible notes and class A common stock issued upon conversion of the convertible notes.


     The following table sets forth information, as of August 29, 2001, with respect to the selling holders and the respective principal amounts of convertible notes and amounts of class A common stock they beneficially own that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling holders.


     The selling holders may offer all, some or none of the convertible notes or the class A common stock issuable upon conversion of the convertible notes. Therefore, we cannot estimate the amount of the convertible notes or the class A common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes since the date on which they provided the information regarding their convertible notes in transactions exempt from the registration requirements of the Securities Act. With the exception of the initial purchasers, none of the selling holders has had any material relationship with us within the past three years.


                                                                                NUMBER OF SHARES OF
                                                          PRINCIPAL AMOUNT OF   CLASS A COMMON STOCK
                                                           CONVERTIBLE NOTES       ISSUABLE UPON
                                                          BENEFICIALLY OWNED       CONVERSION OF
                NAMES OF SELLING HOLDERS                      AND OFFERED        CONVERTIBLE NOTES
                ------------------------                  -------------------   --------------------
Leonardo, L.P...........................................      $52,332,000            2,048,714
First Union Securities, Inc. ...........................      $42,500,000            1,663,807
Alta Partners Holdings, Inc. ...........................      $41,000,000            1,605,084
Aristeia International, Limited.........................      $24,048,000              941,440
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund.......................................      $21,880,000              856,566
Tribeca Investments L.L.C. .............................      $15,000,000              587,226
BNP Paribas Equity Strategies SNC.......................      $15,000,000              587,226
Silvercreek II Limited..................................      $12,796,000              500,942
Salomon Smith Barney Inc. ..............................      $10,000,000              391,484
Aristeia Partners, L.P. ................................      $ 9,352,000              366,115
JMG Capital Partners, LP................................      $ 9,000,000              352,335
Onex Industrial Partners Limited........................      $ 8,374,000              327,828
Nomura Securities International, Inc. ..................      $ 8,000,000              313,187
JMG Triton Offshore Fund Ltd. ..........................      $ 7,000,000              274,038
Silvercreek Limited Partnership.........................      $ 6,030,000              236,064
F.I.S.T. Convertible Securities Fund....................      $ 6,000,000              234,890
R2 Investments, LDC.....................................      $ 5,500,000              215,316
De Am Convertible Arbitrage Fund........................      $ 4,350,000              170,295
Credit Suisse First Boston Corporation..................      $ 4,000,000              156,593
UBS O'Conner LLC........................................      $ 4,000,000              156,593
TQA Master Fund, Ltd. ..................................      $ 3,900,000              152,678
Bear Stearns & Co. Inc. ................................      $ 3,750,000              146,806
White River Securities L.L.C. ..........................      $ 3,750,000              146,806
Pebble Capital Inc. ....................................      $ 3,330,000              130,364
State of Oregon -- Equity...............................      $ 2,875,000              112,551

                                                                                NUMBER OF SHARES OF
                                                          PRINCIPAL AMOUNT OF   CLASS A COMMON STOCK
                                                           CONVERTIBLE NOTES       ISSUABLE UPON
                                                          BENEFICIALLY OWNED       CONVERSION OF
                NAMES OF SELLING HOLDERS                      AND OFFERED        CONVERTIBLE NOTES
                ------------------------                  -------------------   --------------------
Ramius Capital Group....................................      $ 2,600,000              101,785
TQA Master Plus Fund, Ltd. .............................      $ 2,450,000               95,913
Coastal Convertibles Ltd. ..............................      $ 1,500,000               58,722
AIG Soundshore Holdings Ltd. ...........................      $ 1,200,000               46,978
Dresdner Kleinwort Wasserstein-Grantchester Securities
  Inc...................................................      $ 1,000,000               39,148
KBC Financial Products USA..............................      $ 1,000,000               39,148
Pacific Life Insurance Company..........................      $ 1,000,000               39,148
Delaware PERS...........................................      $   850,000               33,276
Boilermakers Blacksmith Pension Trust...................      $   825,000               32,297
AIG Soundshore Strategic Holding Fund Ltd. .............      $   800,000               31,318
RCG Latitude Master Fund................................      $   700,000               27,403
Bankers Trust Company...................................      $   500,000               19,574
Zurich Institutional Benchmarks Master Fund Ltd. .......      $   450,000               17,616
Palladin Securities LLC.................................      $   400,000               15,659
Lancer Securities Cayman Ltd. ..........................      $   250,000                9,787
LDG Limited.............................................      $   250,000                9,787
Zeneca Holdings Trust...................................      $   225,000                8,808
Highbridge International LLC............................      $   182,900                7,160
Syngenta AG.............................................      $   150,000                5,872
Brown and Williamson Tobacco Master Retirement Trust....      $    75,000                2,936
F.R. Convertible Security Fund..........................      $    75,000                2,936
Viacom Inc. Pension Plan Master Trust...................      $    60,000                2,348
Lexington Vantage Fund, Ltd. ...........................      $    50,000                1,957
Goldman Sachs & Company.................................      $    49,000                1,918
Jefferies & Company Inc. ...............................      $    11,000                  430
Security Trend Partners.................................      $     5,000                  195


     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares of class A common stock issuable upon conversion of the convertible notes, is subject to adjustment. As a result, the aggregate principal amount of convertible notes and the number of shares of class A common stock issuable upon conversion thereof may increase or decrease.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the convertible notes and class A common stock offered into which the convertible notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The convertible notes and class A common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions (which may involve crosses or block transactions):

     - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the convertible notes or the class A common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or in the over-the-counter market;

     - through the writing of options, whether the options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     In connection with the sale of the convertible notes and class A common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the convertible notes or class A common stock in the course of hedging the positions they assume. The selling holders may also sell the convertible notes or class A common stock short and deliver theses securities to close out their short positions, or loan or pledge the convertible notes or class A common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the convertible notes or class A common stock offered by them will be the purchase price of the convertible notes or class A common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of convertible notes or class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our class A common stock is listed for trading on the Nasdaq National Market. The convertible notes are currently eligible for trading on the PORTAL System of the Nasdaq Stock Market.

     In order to comply with the securities laws of some states, if applicable, the convertible notes and class A common stock may be offered or sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the convertible notes and class A common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of convertible notes and class A common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions, concessions or profit received by them from any resale of convertible notes or class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder, particularly Regulation M.

     Any initial purchaser who is also a selling holder may be, depending on facts and circumstances, a statutory underwriter and must acknowledge in writing prior to resale that it will deliver a prospectus in connection with any resale of the convertible notes or underlying class A common stock. By so acknowledging and delivering a prospectus, an initial purchaser who is also a selling holder, will not be deemed to admit that it is an underwriter with the meaning of the Securities Act.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold pursuant to Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

     To the extent required, the specific convertible notes or shares of our class A common stock to be sold, the names of selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of the holders of the convertible notes to register their convertible notes and our class A common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the convertible notes and our class A common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the convertible notes and class A common stock. We estimate that our total expenses of the offering of the convertible notes and class A common stock will be approximately $179,190.24.

                                 LEGAL MATTERS

     Willkie Farr & Gallagher, New York, New York, will pass upon legal matters regarding the issuance of the convertible notes and the validity of the shares of our class A common stock being issued upon conversion of the convertible notes.

                                    EXPERTS

     The consolidated financial statements of XO (formerly NEXTLINK Communications, Inc.) as of December 31, 2000 and for each of the three years in the period ended December 31, 2000, included in the annual report on Form 10-K of XO Communications for the year ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

     The consolidated financial statements and financial statement schedule of Concentric Network Corporation for the year ended December 31, 1999, incorporated by reference in this prospectus from our Form 8-K/A, filed with the SEC on August 21, 2000 and our Form 8-K/A filed with the SEC on January 18, 2001, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon incorporated by reference and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     XO is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the SEC. Our reports and other information we file can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Section. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

     Our Class A common stock is listed on The Nasdaq National Market and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001.

     Effective as of October 25, 2000 we changed our name from NEXTLINK Communications, Inc. to XO Communications, Inc. The reports and other information that we filed with the SEC prior to October 25, 2000 will be under the NEXTLINK name.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Some of the information that you may want to consider in deciding whether to invest in any of our securities is not included in this prospectus, but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 0-30900) and are incorporating them by reference into this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
       2001;

     - Proxy Statement on Schedule 14A filed with the SEC on May 1, 2001;

     - Information Statement on Schedule 14C filed with the SEC on May 14, 2001;

     - Current Report on Form 8-K/A filed with the SEC on July 19, 2001;

     - Current Report on Form 8-K, filed with the SEC on July 6, 2001;

     - Current Report on Form 8-K, filed with the SEC on April 30, 2001;

     - Current Report on Form 8-K/A filed with the SEC on January 18, 2001;

     - Current Report on Form 8-K/A, filed with the SEC on August 21, 2000 (filed under the name NEXTLINK Communications, Inc.); and

     - The description of our Class A common stock set forth in the Registration Statement on Form 8-A, dated and filed on August 4, 1997, as amended by the description of our Class A common stock set forth in the Registration Statement on Form 8-A/A-1, dated and filed on September 18, 1997.

     We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.

     We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to:

                            XO Communications, Inc.
                            11111 Sunset Hills Road
                             Reston, Virginia 20190
                           Attn: Corporate Secretary
                           Telephone: (703) 547-2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $517,500,000

                            XO COMMUNICATIONS, INC.

          $517,500,000 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                                      AND
                   20,259,319 SHARES OF CLASS A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

                                  -----------
                                   PROSPECTUS
                             DATED           , 2001
                                  -----------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee.

                            ITEM                                AMOUNT
                            ----                              -----------
SEC registration fee........................................  $ 29,190.24
Printing and Engraving Expenses.............................       50,000*
Legal Fees and Expenses.....................................       65,000*
Accounting Fees and Expenses................................       25,000*
Miscellaneous...............................................       10,000*
                                                              -----------
          Total.............................................  $179,190.24

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     XO Communications, Inc. is a Delaware corporation. In its Certificate of Incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     We have also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-------                        -----------------------
  *4.1       Indenture, dated as of January 12, 2001, between the XO
             Communications, Inc and the Trustee, relating to the Notes.
  *4.2       Registration Rights Agreement, dated as of January 12, 2001, between XO Communications, Inc and Salomon Smith Barney Inc.
             and Goldman Sachs & Co., as the Initial Purchasers.
   5.1       Opinion of Willkie Farr & Gallagher.
   8.1       Tax Opinion of Willkie Farr & Gallagher.
 *12.1       Statement of computation of ratio of earnings to fixed
             charges.
 *12.2       Statement of computation of ratio of earnings to fixed
             charges and preference dividends.
  23.1       Consent of Arthur Andersen LLP, independent public
             accountants.
  23.2       Consent of Ernst & Young LLP, independent auditors.
 *24.1       Power of Attorney (See p. II-4 of this Registration
             Statement).
 *25.1       Statement of Eligibility and Qualification on Form T-1 of
             Trustee under the Trust Indenture Act of 1939, as amended.
 *27.1       Financial Data Schedule (Incorporated by Reference to
             Quarterly Report on Form 10-Q of XO Communications, Inc.
             dated and filed with the SEC May 15, 2001).


---------------

* Previously filed.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the entities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The Registrant hereby undertakes to deliver or cause to be delivered with the Shelf Registration Statement, to each person to whom the Shelf Registration Statement is sent or given, the latest annual report to security holders that is incorporated by reference in the Shelf Registration Statement and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Shelf Registration Statement, to deliver, or cause to be delivered to each person to whom the Shelf Registration Statement is sent or given, the latest quarterly report that is specifically incorporated by reference in the Shelf Registration Statement to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston and State of Virginia, on the 29th day of August, 2001


                                          XO COMMUNICATIONS, INC.


                                          By:      /s/ GARY D. BEGEMAN

                                            ------------------------------------

                                                 Name:  Gary D. Begeman
                                                 Title:   Senior Vice President,
                                                      General Counsel and
                                                      Secretary

     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.




                         *                              Chairman, Chief Executive      August 29, 2001
---------------------------------------------------    Officer (Principal Executive
                 DANIEL F. AKERSON                        Officer) and Director

                         *                             Senior Vice President, Chief    August 29, 2001
---------------------------------------------------    Financial Officer (Principal
                WAYNE M. REHBERGER                   Financial Officer and Principal
                                                           Accounting Officer)

                         *                           Director and President and Chief  August 29, 2001
---------------------------------------------------         Operating Officer
                NATHANIEL A. DAVIS

                         *                                       Director              August 29, 2001
---------------------------------------------------
                  JOSEPH L. COLE

                         *                                       Director              August 29, 2001
---------------------------------------------------
                 SANDRA J. HORBACH

                         *                                       Director              August 29, 2001
---------------------------------------------------
                  NICOLAS KAUSER

                         *                                       Director              August 29, 2001
---------------------------------------------------
                  CRAIG O. MCCAW

                         *                                       Director              August 29, 2001
---------------------------------------------------
                 SHARON L. NELSON

                         *                                       Director              August 29, 2001
---------------------------------------------------
                 HENRY R. NOTHHAFT

                         *                                       Director              August 29, 2001
---------------------------------------------------
                 JEFFREY S. RAIKES

                         *                                       Director              August 29, 2001
---------------------------------------------------
                   PETER C. WAAL


                                                                 Director              August 29, 2001
---------------------------------------------------
                DENNIS M. WEIBLING



*Gary D. Begeman by signing his name hereto, does hereby execute this amendment no. 1 to the registration statement on behalf of the directors and officers of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which were previously filed with the Securities and Exchange Commission on behalf of such directors and officers.



 By:                                               /s/ GARY D. BEGEMAN

                                             -----------------------------------

                                                       Gary D. Begeman
                                                      Attorney-in-Fact

                                 EXHIBITS INDEX


EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-------                        -----------------------
  *4.1       Indenture, dated as of January 12, 2001, between the XO
             Communications, Inc and the Trustee, relating to the Notes.
  *4.2       Registration Rights Agreement, dated as of January 12, 2001, between XO Communications, Inc and Salomon Smith Barney Inc.
             and Goldman Sachs & Co., as the Initial Purchasers.
   5.1       Opinion of Willkie Farr & Gallagher.
   8.1       Tax Opinion of Willkie Farr & Gallagher.
 *12.1       Statement of computation of ratio of earnings to fixed
             charges.
 *12.2       Statement of computation of ratio of earnings to fixed
             charges and preference dividends.
  23.1       Consent of Arthur Andersen LLP, independent public
             accountants.
  23.2       Consent of Ernst & Young LLP, independent auditors.
 *24.1       Power of Attorney (See p. II-4 of this Registration
             Statement).
 *25.1       Statement of Eligibility and Qualification on Form T-1 of
             Trustee under the Trust Indenture Act of 1939, as amended.
 *27.1       Financial Data Schedule (Incorporated by Reference to
             Quarterly Report on Form 10-Q of XO Communications, Inc.
             dated and filed with the SEC May 15, 2001).


---------------

* Previously filed.